Exhibit 4.1
POLYONE CORPORATION
as Issuer

7.375% SENIOR NOTES DUE 2020

FIRST SUPPLEMENTAL INDENTURE
DATED AS OF SEPTEMBER 24, 2010

WELLS FARGO BANK, N.A.
as Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Supplemental Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.3; 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.5
(b)	11.3
(c)	11.3
313(a)	7.6
(b)(1)	7.6
(b)(2)	7.6; 7.7
(c)	7.6; 11.2
(d)	7.6
314(a)	4.3; 11.5
(b)	N.A.
(c)(1)	N.A.
(c)(2)	N.A.
(c)(3)	N.A.
(d)	N.A.
(e)	11.5
(f)	N.A.
315(a)	7.1
(b)	1.1,11.2
(c)	7.1
(d)	7.1
(e)	N.A.
316(a) (last sentence)	N.A.
(a)(1)(A)	N.A.
(a)(1)(B)	N.A.
(a)(2)	N.A.
(b)	N.A.
(c)	2.13
317(a)(1)	N.A.
(a)(2)	N.A.
(b)	2.3

* This Cross-Reference Table is not part of the Supplemental Indenture.
 - i -

Trust Indenture Act Section	Supplemental Indenture Section
318(a)	11.1
(b)	N.A.
(c)	N.A.

N.A. means not applicable.
 - ii -

- iii -

- iv -

- v -

EXHIBITS

Exhibit A	FORM OF 7.375% SENIOR NOTE

Exhibit B	FORM OF NOTATIONAL GUARANTEE
 - vi -

          FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of September 24, 2010, is by and between PolyOne Corporation, an Ohio corporation (the “Company” or the “Issuer”), and Wells Fargo Bank, N.A., as trustee (the “Trustee”).
          WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of September 24, 2010 (the “Base Indenture,” and together with this Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of Securities to be issued in one or mores series as provided in the Base Indenture;
          WHEREAS, the Company desires to execute this Supplemental Indenture pursuant to Section 2.1 of the Base Indenture to provide for the issuance, and pursuant to Section 2.2 of the Base Indenture to establish the form of a series of its senior notes designated as its (i) 7.375% Senior Notes due 2020 issued on the date hereof (the “Original Notes”), in an initial aggregate principal amount of $360,000,000, and (ii) any additional notes of such series (“Additional Notes” and together with the Original Notes, the “Notes”) that may be issued on any other Issue Date (as defined herein). The Notes are a series of Securities as referred to in Section 2.1 of the Base Indenture;
          WHEREAS, this Supplemental Indenture restates in their entirety the terms of the Base Indenture as supplemented by this Supplemental Indenture and does not incorporate the terms of the Base Indenture. The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, except as otherwise provided herein, and shall not apply to any other securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other securities specifically incorporates such changes, modifications and supplements;
          WHEREAS, the Company has delivered to the Trustee an Opinion of Counsel and an Officer’s Certificate pursuant to Section 10.4 of the Base Indenture to the effect that the execution and delivery of the Supplemental Indenture is authorized or permitted under the Base Indenture and that all conditions precedent provided for in the Base Indenture to the execution and delivery of this Supplemental Indenture to be complied with by the Company have been complied with;
          WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture;
          WHEREAS, all necessary acts and things have been done to make (i) the Notes, when duly issued and executed by the Company and authenticated and delivered hereunder, the legal, valid and binding obligations of the Company and (ii) this Supplemental Indenture a legal, valid and binding agreement of the Company in accordance with the terms of this Supplemental Indenture;
          WHEREAS, the Company has received good and valuable consideration for the execution and delivery of this Supplemental Indenture, and the Company will derive substantial direct and indirect benefits from the issuance of the Notes.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:
          For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the benefit of each other and the equal and proportionate benefit of all Holders, as follows:
ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE
          SECTION 1.1 Definitions.
          “Acquired Debt” means Debt (1) of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person. Acquired Debt shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.
          “Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article II hereof and otherwise in compliance with the provisions of this Supplemental Indenture.
          “Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.
          “Agent” means any Registrar, Note Custodian, Paying Agent (so long as Trustee serves in such capacity) or co-registrar.
          “Applicable Premium” means, with respect to a Note at any date of redemption, the greater of: (i) 1.0% of the principal amount of such Note; and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such Note at September 15, 2015 (such redemption price being described under Section 3.7) plus (2) all remaining required interest payments due on such Note through September 15 , 2015 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.
          “Applicable Procedures” means, with respect to any payment, tender, redemption, transfer or transaction involving a Global Note or beneficial interests therein, the rules and procedures of the Depositary for such Note, Euroclear and Clearstream, in each case to the extent applicable to such payment, tender, redemption, transfer or transaction and as in effect from time to time.

          “Asset Acquisition” means:
     (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary; or
     (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business and consistent with past practices.
          “Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Restricted Subsidiaries to any Person (other than to the Company or one or more of its Restricted Subsidiaries) in any single transaction or series of transactions of:
     (a) Capital Interests in a Restricted Subsidiary (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law); or
     (b) any other property or assets (other than in the normal course of business, including any sale or other disposition of obsolete or permanently retired equipment);
provided, however, that the term “Asset Sale” shall exclude:
     (c) any asset disposition permitted by Article V that constitutes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole;
     (d) any transfer, conveyance, sale, lease or other disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or related series of transactions $10.0 million;
     (e) sales or other dispositions of cash or Eligible Cash Equivalents;
     (f) sales of interests in or assets of Unrestricted Subsidiaries;
     (g) the sale and leaseback of any assets within 90 days of the acquisition thereof;
     (h) the disposition of assets that, in the good faith judgment of the Company, are no longer used or useful in the business of such entity;
     (i) a Restricted Payment or Permitted Investment that is otherwise permitted by this Supplemental Indenture;
     (j) any trade-in of equipment in exchange for other equipment; provided that in the good faith judgment of the Company, the Company or such Restricted Subsidiary receives equipment having a Fair Market Value equal to or greater than the equipment being traded in;

     (k) the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets between the Company or any of its Restricted Subsidiaries and another Person to the extent that the Related Business Assets received by the Company or its Restricted Subsidiaries are of equivalent or greater Fair Market Value than the Related Business Assets transferred;
     (l) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);
     (m) leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries and otherwise in accordance with the provisions of this Supplemental Indenture;
     (n) any disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Restricted Subsidiary;
     (o) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and consistent with past practice;
     (p) licensing or sublicensing of intellectual property or other general intangibles in accordance with industry practice in the ordinary course of business;
     (q) any transfer of accounts receivable, or a fractional undivided interest therein, by a Receivable Subsidiary in a Qualified Receivables Transaction;
     (r) any release of any intangible claims or rights in connection with a lawsuit, dispute or other controversy;
     (s) sales of accounts receivable to a Receivable Subsidiary pursuant to a Qualified Receivables Transaction for the Fair Market Value thereof; including cash or other financial accommodation, such as the provision of letters of credit by such Receivable Subsidiary on behalf of or for the benefit of the transferor of such accounts receivable (for the purposes of this clause (q), Purchase Money Notes will be deemed to be cash); or
     (t) foreclosures on assets to the extent they would not otherwise result in a Default or Event of Default.
          For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.
          “Asset Sale Offer” means an Offer to Purchase required to be made by the Company pursuant to Section 4.10 to all Holders.
          “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).
          “Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.
          “Bankruptcy Law” means title 11, U.S. Code or any similar Federal or State law for the relief of debtors.
          “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person,” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.
          “Board of Directors” means (i) with respect to the Company or any Restricted Subsidiary, its board of directors or any duly authorized committee thereof; (ii) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.
          “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been adopted by the Board of Directors or pursuant to authorization by the Board of Directors and to be in full force and effect on the date of such certification and delivered to the Trustee.
          “Business Day” means, unless otherwise provided by Board Resolution, Officer’s Certificate or supplemental indenture hereto for a particular Series, any day except a Saturday, Sunday or a legal holiday in The City of New York on which banking institutions generally or the Trustee are authorized or required by law, regulation or executive order to close.
          “Capital Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.
          “Capital Lease Obligations” means any obligation of a Person under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

          “CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.
          “Certificated Notes” means Notes that are in the form of Exhibit A attached hereto, other than the Global Notes.
          “Change of Control” means:
     (u) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the ultimate “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Interests in the Company,
     (v) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors or whose nomination for election by the equityholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company’s Board of Directors then in office or
     (w) the Company sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets to, or merges or consolidates with, a Person other than a Restricted Subsidiary of the Company, other than a merger or consolidation where (A) the Voting Interests of the Company outstanding immediately prior to such transaction are converted into or exchanged for Voting Interests of the surviving or transferee Person constituting a majority of the outstanding Voting Interests of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the beneficial owner of 50% or more of the voting power of the Voting Interests of the surviving or transferee Person.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.
          “Commission” means the Securities and Exchange Commission and any successor thereto.
          “Common Interests” of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Interests of any other class in such Person.
          “Company” or “Issuer” has the meaning set forth in the recitals hereto until a successor replaces it in accordance with the applicable provisions of this Supplemental Indenture and, thereafter, means the successor thereto.
          “Consolidated Cash Flow Available for Fixed Charges” means, with respect to any Person for any period:
     (x) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:
     (i) Consolidated Net Income;
     (ii) Consolidated Non-cash Charges;
     (iii) Consolidated Interest Expense to the extent the same was deducted in computing Consolidated Net Income;
     (iv) Consolidated Income Tax Expense;
     (v) any expenses or charges related to any equity offering, Permitted Investment, recapitalization or Incurrence of Debt permitted to be made under this Supplemental Indenture (whether or not successful) or related to the offering of the Initial Notes issued on the Issue Date;
     (vi) the amount of any interest expense attributable to minority equity interests of third parties in any non-wholly owned Subsidiary to the extent deducted in such period in computing Consolidated Net Income;
     (vii) any net loss from discontinued operations; and
     (viii) any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Capital Interests of the Company (other than Redeemable Capital Interests); less
     (y) (x) net income from discontinued operations and (y) non-cash items increasing Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business.
          “Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such Person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”) to the aggregate amount of Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Cash Flow Available for Fixed Charges” and “Consolidated Fixed Charges” shall be calculated after giving effect (i) to the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate, equity owner of the entity involved in any Asset Acquisition to the extent such costs are eliminated or reduced (or public announcement has been made of the intent to eliminate or reduce such costs) prior to the date of such calculation and not replaced; and (ii) on a pro forma basis for the period of such calculation, to any Asset Sales or other dispositions or Asset Acquisitions, Investments, mergers, consolidations, discontinued operations (as determined in accordance with GAAP) or designations of any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary occurring during the Four-Quarter Period or any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the Incurrence or assumption of any such Acquired Debt), Investment, merger, consolidation, disposed operation or designation occurred on the first day of the Four-Quarter Period. For purposes of this definition, pro forma calculations shall be made in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, except that such pro forma calculations may also include operating expense reductions for such period resulting from the Asset Sale or other disposition or Asset Acquisition, investment, merger, consolidation or discontinued operation (as determined in accordance with GAAP) for which pro forma effect is being given (A) that have been realized or (B) for which steps have been taken or are reasonably expected to be taken within six (6) months of the date of such transaction and are supportable and quantifiable and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that, in either case, such adjustments are set forth in an Officer’s Certificate signed by the Company’s chief financial or similar officer that states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith belief of the Officer executing such Officer’s Certificate at the time of such execution.
          Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:
     (z) interest on outstanding Debt determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Debt in effect on the Transaction Date; and
     (aa) if interest on any Debt actually Incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period.

          If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Debt of a third Person, the above clause shall give effect to the Incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly Incurred or otherwise assumed such Guaranteed Debt.
          “Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:
     (bb) Consolidated Interest Expense; and
     (cc) the product of (a) all cash dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Interests of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Interests), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal.
          “Consolidated Income Tax Expense” means, with respect to any Person for any period the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, to the extent the same were deducted in computing Consolidated Net Income.
          “Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:
     (dd) the total interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:
     (i) any amortization of debt discount;
     (ii) the net cost under any Hedging Obligation or Swap Contract in respect of interest rate protection (including any amortization of discounts);
     (iii) the interest portion of any deferred payment obligation;
     (iv) all commissions, discounts and other fees and charges owed with respect to Qualified Receivables Transactions (to the extent payable by the Company and its Restricted Subsidiaries to any Person other than the Company or a Restricted Subsidiary) and letters of credit and bankers’ acceptance financings; and
     (v) all accrued interest;

     (ee) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; and
     (ff) all capitalized interest of such Person and its Restricted Subsidiaries for such period; less interest income of such Person and its Restricted Subsidiaries for such period; provided, however, that Consolidated Interest Expense will exclude (I) the amortization or write-off of debt issuance costs and deferred financing fees, commissions, fees and expenses, (II) any expensing of interim loan commitment and other financing fees and (III) non-cash interest on any convertible or exchangeable notes that exists by virtue of the bifurcation of the debt and equity components of convertible or exchangeable notes and the application FSP APB 14-1 or any similar provision.
          “Consolidated Net Income” means, with respect to any Person for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by:
     (gg) excluding, without duplication
     (i) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto), income, expenses or charges;
     (ii) the portion of net income of such Person and its Restricted Subsidiaries allocable to minority interest in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries; provided that for the avoidance of doubt, Consolidated Net Income shall be increased in amounts equal to the amounts of cash actually received;
     (iii) gains or losses in respect of any Asset Sales by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;
     (iv) the net income (loss) from any disposed or discontinued operations or any net gains or losses on disposed or discontinued operations, on an after-tax basis;
     (v) solely for purposes of determining the amount available for Restricted Payments under clause (c) of the first paragraph of Section 4.7, the net income of any Restricted Subsidiary (other than a Guarantor) or such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders; provided that for the avoidance of doubt, Consolidated Net Income shall be increased in amounts equal to the amounts of cash actually received;
     (vi) any gain or loss realized as a result of the cumulative effect of a change in accounting principles;
     (vii) any fees and expenses paid in connection with the issuance of the Initial Notes on the Issue Date;
     (viii) non-cash compensation expense Incurred with any issuance of equity interests to an employee of such Person or any Restricted Subsidiary;
     (ix) any net after-tax gains or losses attributable to the early extinguishment or conversion of Debt;
     (x) any non-cash impairment charges or asset write-off or write-down resulting from the application of Statement of Financial Accounting Standards No. 142 or Statement of Financial Accounting Standards No. 144, and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141 or any related subsequent Statement of Financial Accounting Standards or Accounting Standards Codification;
     (xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 or any related subsequent Statement of Financial Accounting Standards or Accounting Standards Codification;
     (xii) accruals and reserves that are established within twelve (12) months after the closing of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP not to exceed $10.0 million in any calendar year;
     (xiii) any fees, expenses, charges or Integration Costs Incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, Incurrence or repayment of Debt (including such fees, expenses or charges related to any Credit Facility), issuance of Capital Interests, refinancing transaction or amendment or modification of any debt instrument, and including, in each case, any such transaction undertaken but not completed, and any charges or non-recurring merger or acquisition costs Incurred during such period as a result of any such transaction, in each case whether or not successful;
     (xiv) any net unrealized gain or loss (after any offset) resulting from currency translation gains or losses related to currency remeasurements of Debt (including any net gain or loss resulting from obligations under Hedging Obligations for currency exchange risk) and any foreign currency translation gains or losses;

     (xv) any accruals and reserves that are established for expenses and losses, in respect of equity-based awards compensation expense (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall reduce Consolidated Net Income to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);
     (xvi) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Supplemental Indenture, to the extent actually reimbursed, or, so long as the Issuer has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);
     (xvii) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption; and
     (hh) including, without duplication, dividends and distributions from joint ventures actually received in cash by the Company.
          “Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill, other intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses) and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss and excluding any such charges constituting an extraordinary item or loss or any charge which requires an accrual of or a reserve for cash charges for any future period).
          “Consolidated Secured Leverage Ratio” means, with respect to any Person, the ratio of the aggregate amount of all Debt secured by Liens of such Person and its Restricted Subsidiaries at the end of the most recent fiscal period for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Secured Leverage Ratio to the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such Person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the Transaction Date (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”). In addition to and without limitation of the foregoing, this ratio shall be calculated after giving effect (i) to the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate, equity owner of the entity involved in any Asset Acquisition to the extent such costs are eliminated or reduced (or public announcement has been made of the intent to eliminate or reduce such costs) prior to the date of such calculation and not replaced; and (ii) on a pro forma basis for the period of such calculation, to any Asset Sales or other dispositions or Asset Acquisitions, Investments, mergers, consolidations, discontinued operations (as determined in accordance with GAAP) or designations of any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary occurring during the Four Quarter Period or any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the Incurrence or assumption of any such Acquired Debt), Investment, merger, consolidation, disposed operation or designation occurred on the first day of the Four Quarter Period. For purposes of this definition, pro forma calculations shall be made in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, except that such pro forma calculations may also include operating expense reductions for such period resulting from the Asset Sale or other disposition or Asset Acquisition, investment, merger, consolidation or discontinued operation (as determined in accordance with GAAP) for which pro forma effect is being given (A) that have been realized or (B) for which steps have been taken or are reasonably expected to be taken within six (6) months of the date of such transaction and are supportable and quantifiable and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that, in either case, such adjustments are set forth in an Officer’s Certificate signed by the Company’s chief financial or similar officer that states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith belief of the Officers executing such Officer’s Certificate at the time of such execution.
          “Consolidated Total Assets” of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries as of the most recent fiscal quarter end for which an internal consolidated balance sheet of such Person and its Subsidiaries is available, all calculated on a consolidated basis in accordance with GAAP.
          “Corporate Trust Office of the Trustee” means the office of the Trustee, at which at any particular time its corporate trust business shall be administered, which office at the date of execution of this Supplemental Indenture is located at be administered, which office is, at the date of this Supplemental Indenture, located at 230 West Monroe Street, Suite 2900, Chicago, Illinois 60606, Attention: Corporate Trust Services, except that, with respect to presentation of the Notes for payment or registration of transfers or exchanges and the location of the Note Register and Registrar, such term means the office or agency of the Trustee in Minneapolis, Minnesota, which at the date of original execution of this Supplemental Indenture is located at 608 Second Avenue South, N9303-121, Minneapolis, Minnesota 55479, Attention: Corporate Trust Operations, or such other address as the Trustee may designate from time to time by notice to Holders and the Issuer, or the corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

          “Credit Agreement” means the Company’s credit agreement, dated as of January 3, 2008, by and among the Company, the lenders party thereto, Citicorp USA, Inc., as administrative agent and as issuing bank, and The Bank of New York, as paying agent, together with all related notes, letters of credit, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part (including by sales of debt securities) from time to time including by or pursuant to any agreement or instrument (including an indenture) that extends the maturity of any Debt thereunder, or increases the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under clause (i) or (xv) of the definition of the term “Permitted Debt”), or adds Subsidiaries of the Company as additional borrowers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers or debt holders.
          “Credit Facilities” means one or more credit facilities (including the Credit Agreement), commercial paper facilities or indentures, in each case with banks or other lenders, investors or a trustee providing for revolving loans, term loans, the issuance of letters of credit or bankers’ acceptances, receivables financings or the issuance of debt securities.
          “Debt” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following: (i) all indebtedness of such Person for money borrowed or for the deferred purchase price of property, excluding any trade payables or other current liabilities incurred in the normal course of business; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all reimbursement obligations of such Person with respect to letters of credit (other than letters of credit that are secured by cash or Eligible Cash Equivalents), bankers’ acceptances or similar facilities (excluding obligations in respect of letters of credit or bankers’ acceptances issued in respect of trade payables) issued for the account of such Person; provided that such obligations shall not constitute Debt except to the extent drawn and not repaid within five Business Days; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person; (v) all Capital Lease Obligations of such Person; (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such Person at the time of determination; (vii) any Swap Contracts and Hedging Obligations of such Person at the time of determination; (viii) Attributable Debt with respect to any Sale and Leaseback Transaction to which such Person is a party; and (ix) all obligations of the types referred to in clauses (i) through (viii) of this definition of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by (or the holder of such Debt or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt. For purposes of the foregoing: (a) the maximum fixed repurchase price of any Redeemable Capital Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests as if such Redeemable Capital Interests were repurchased on any date on which Debt shall be required to be determined pursuant to this Supplemental Indenture; provided, however, that, if such Redeemable Capital Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests; (b) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Debt described in clause (vii) is the net amount payable (after giving effect to permitted set off) if such Swap Contracts or Hedging Obligations are terminated at that time due to default of such Person; (d) the amount of any Debt described in clause (ix)(A) above shall be the maximum liability under any such Guarantee; (e) the amount of any Debt described in clause (ix)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; and (f) interest, fees, premium, and expenses and additional payments, if any, will not constitute Debt. For purposes of determining any particular amount of Debt, Guarantees, Liens, obligations with respect to letters of credit and other obligations supporting Debt otherwise included in the determination of a particular amount will not be included.
          Notwithstanding the foregoing, the term “Debt” will exclude (a) any endorsements for collection or deposits in the ordinary course of business, (b) any realization of a Permitted Lien, (c) Debt that has been defeased or satisfied in accordance with the terms of the documents governing such Debt, and (d) in connection with the purchase by the Company or any Restricted Subsidiary of any business, (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.
          The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, only upon the occurrence of the contingency giving rise to the obligations, of any contingent obligations at such date; provided, however, that in the case of Debt sold at a discount, the amount of such Debt at any time will be the accreted value thereof at such time. If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Debt of a third Person, the amount of Debt of such Person shall give effect to the Incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly Incurred or otherwise assumed such Guaranteed Debt.
          “Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.
          “Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Eligible Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

          “Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Notes, until a successor shall have been appointed and become such pursuant to Section 2.6 hereof, and, thereafter, “Depositary” shall mean or include such successor.
          “DTC” means The Depository Trust Company.
          “Eligible Bank” means a bank or trust company that (i) is licensed, chartered or organized and existing under the laws of the United States of America or Canada, or any state, territory, province or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500.0 million and (iii) the senior Debt of which is rated at least “A-2” by Moody’s or at least “A” by S&P.
          “Eligible Cash Equivalents” means any of the following Investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank, provided that such Investments have a maturity date not more than two years after date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such Investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from S&P or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Company and other than structured investment vehicles, provided that such Investments have one of the two highest ratings obtainable from either S&P or Moody’s and mature within 180 days after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (vii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (i) through (vi); and (viii) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (vii) above denominated in U.S. dollars, Euros or any other foreign currency comparable in credit quality and tenor to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, all as determined in good faith by the Company.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”
          “Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Company. In the case of a transaction between the Company or a Restricted Subsidiary, on the one hand, and a Receivable Subsidiary, on the other hand, if the Company determines in its sole discretion that such determination is appropriate, a determination as to Fair Market Value may be made at the commencement of the transaction and be applicable to all dealings between the Receivable Subsidiary and the Company or such Restricted Subsidiary during the course of such transaction.
          “Foreign Holdco” means PolyOne LLC and any other Subsidiary substantially all business and purpose of which is the holding of stock of Subsidiaries that are CFC’s which shall be disclosed in writing by the Company to the Trustee as being a “Foreign Holdco” from time to time after the Issue Date and which, in all cases, do not engage in any business or activity other than: (a) the ownership of CFCs, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of a CFC, (d) the execution and delivery of any agreements or other documents related to or entered into in connection with any Credit Facilities or the performance of its obligations under any such agreement or documents, (e) the execution and delivery of this Supplemental Indenture and the Note Guarantee to which it is a party and the performance of its obligations thereunder, (f) in the case of PolyOne LLC and any other Foreign Holdco existing on the Issue Date the continuation of activities being conducted by them on the Issue Date so long as there is no material change in the nature or material increase in the relative quantity of such activities thereafter and (g) activities incidental to the businesses or activities described in clauses (a) through (f) of this definition.
          “Foreign Subsidiary” means any Restricted Subsidiary of the Company that is (1) a “controlled foreign corporation” under Section 957 of the Code or (2) a Subsidiary of an entity described in the preceding clause (1).
          “Four Quarter Period” has the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio.
          “GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.
          “Global Note Legend” means the legend identified as such in Section 2.6(e)(i) hereto.
          “Global Notes” means the Notes in global form and registered in the name of the Depositary or its nominee that are in the form of Exhibit A attached hereto.

          “Guarantee” means, as applied to any Debt of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Debt, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment (or payment of damages in the event of non-payment) of all or any part of such Debt of another Person (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing); provided, however, that the term “Guarantee” shall not include a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment.
          “Guarantor” means any Person that executes a Note Guarantee in accordance with the provisions of this Supplemental Indenture and its respective successors and assigns.
          “Hedging Obligations” of any Person means the obligations of such Person pursuant to any interest rate agreement, currency agreement or commodity agreement, excluding commodity agreements relating to raw materials used in the ordinary course of the Company’s business.
          “Holder” means a Person in whose name a Note is registered in the security register.
          “Immaterial Subsidiary” means as of any date of determination, any Subsidiary that, together with its Subsidiaries on a consolidated basis, during the twelve months preceding such date of determination accounts for (or to which may be attributed) 2.5% or less of the net income or assets (determined on a consolidated basis) of the Company and its Subsidiaries; provided that the aggregate consolidated income or assets for all Immaterial Subsidiaries shall not at any time exceed 5.0% of the total net income or assets of the Company and its Subsidiaries.
          “Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person; provided, however, that a change in GAAP or an interpretation thereunder that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Company. “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee by the Company or a Restricted Subsidiary of Debt Incurred by the Company or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt. In addition, the following shall not be deemed a separate Incurrence of Debt:
     (ii) amortization of debt discount or accretion of principal with respect to a non-interest-bearing or other discount security;

     (jj) the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Interests in the form of additional Capital Interests of the same class and with the same terms;
     (kk) the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and
     (ll) unrealized losses or charges in respect of Hedging Obligations.
          “Integration Costs” means, with respect to any acquisition, all costs relating to the integration of the acquired business or operations into the Company’s, including labor costs, consulting fees, travel costs and any other expenses relating to the integration process.
          “Investment” by any Person means any direct or indirect loan, advance, guarantee for the benefit of (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or Guarantee of the Debt of another Person; and (iii) the purchase or acquisition of the business or assets of another Person substantially as an entirety but shall exclude: (a) accounts receivable and other extensions of trade credit in accordance with the Company’s customary practices; (b) the acquisition of property and assets from suppliers and other vendors in the normal course of business; and (c) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business.
          “Issue Date” means the date of original issuance of the Notes under this Supplemental Indenture.
          “Issuer” or “Company” has the meaning set forth in the recitals hereto until a successor replaces it in accordance with the applicable provisions of this Supplemental Indenture and, thereafter, means the successor thereto.
          “Legal Holiday” means any day that is not a Business Day.
          “Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).
          “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

          “Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of: (i) all reasonable out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Restricted Subsidiary thereof) in connection with such Asset Sale; (iii) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and (v) payments of unassumed liabilities (not constituting Debt) relating to the property sold at the time of, or within 30 days after, the date of such sale; provided, however, that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction subsequently converted to cash shall become Net Cash Proceeds only at such time as it is so converted.
          “Non-Recourse Receivable Subsidiary Indebtedness” has the meaning set forth in the definition of “Receivable Subsidiary.”
          “Note Custodian” means the Trustee when serving as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.
          “Note Guarantee” means any guarantee of the Notes by any Guarantor pursuant to Section 10.1 of this Supplemental Indenture.
          “Notes” has the meaning set forth in the recitals to this Supplemental Indenture.
          “Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt.

          “Offer” has the meaning set forth in the definition of “Offer to Purchase.”
          “Offer to Purchase” means a written offer (the “Offer”) sent by the Company, with a copy to the Trustee, by first class mail, postage prepaid, to each Holder at its address appearing in the Note Register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to this Supplemental Indenture). Unless otherwise required by applicable law, the offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five Business Days after the Expiration Date and, in connection with a Change of Control, such Purchase Date may be no earlier than the date of the consummation of the Change of Control. The Company shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:
     (mm) the section of this Supplemental Indenture pursuant to which the Offer to Purchase is being made;
     (nn) the Expiration Date and the Purchase Date;
     (oo) the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Supplemental Indenture covenants requiring the Offer to Purchase) (the “Purchase Amount”);
     (pp) the purchase price to be paid by the Company for each $2,000 principal amount of Notes (and integral multiples of $1,000 in excess thereof) accepted for payment (as specified pursuant to this Supplemental Indenture) (the “Purchase Price”);
     (qq) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof);
     (rr) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;
     (ss) that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

     (tt) that, on the Purchase Date, the Purchase Price will become due and payable upon each Note tendered and accepted for payment pursuant to the Offer to Purchase;
     (uu) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing) (or if the Note is a Global Note, pursuant to the Applicable Procedures of the Depositary);
     (vv) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its paying agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender (or if the Note is a Global Note, pursuant to the Applicable Procedures of the Depositary);
     (ww) that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (or if a Global Note, by Applicable Procedures), with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof shall be purchased); and
     (xx) if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered (or if a Global Note, an adjustment shall be made on the Schedule of Exchanges of Interest attached thereto).
          “Officer” means, with respect to any Person, the chairman of the board, the chief executive officer, the president, the chief operating officer, the chief financial officer, the treasurer, any assistant treasurer, the controller, the secretary or any vice president of such Person.
          “Officer’s Certificate” means a certificate signed by the chairman of the board, the chief executive officer, the president, the chief operating officer, the chief financial officer,

the chief accounting officer, the treasurer, any assistant treasurer, the controller, the secretary or any vice president.
          “Opinion of Counsel” means a written opinion of legal counsel who is reasonably acceptable to the Trustee delivered to the Trustee. The counsel may be an employee of or counsel to the Company.
          “Participant” means, with respect to DTC, a Person who has an account with DTC.
          “Paying Agent” means any Person authorized by the Issuer to pay the principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance, covenant defeasance or similar payment with respect to, any Notes on behalf of the Issuer.
          “Permitted Business” means any business similar in nature to any business conducted by the Company and the Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Company and the Restricted Subsidiaries on the Issue Date, in each case, as determined in good faith by the Company.
          “Permitted Debt” means:
     (yy) Debt Incurred pursuant to any Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed (x) the greater of (A) $325.0 million less any amount used to permanently repay Obligations (or permanently reduce revolving commitments) under such Credit Facilities pursuant to the “Limitation on Asset Sales” covenant and (B) the sum of (1) 50% of the book value of the inventory of the Company and its Restricted Subsidiaries and (2) 75% of the accounts receivable of the Company and its Restricted Subsidiaries, in each case determined on a consolidated basis as of the most recently ended fiscal quarter of the Company for which financial information in respect thereof is available minus (y), without duplication, any amounts Incurred and outstanding pursuant to a Qualified Receivables Transaction permitted under clause (p) below;
     (zz) Debt under the Notes issued on the Issue Date and contribution, indemnification and reimbursement obligations owed by the Company or any Guarantor to any of the other of them in respect of amounts paid or payable on such Notes;
     (aaa) Guarantees of the Notes;
     (bbb) Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than (A) clause (a), (b) or (c) above and (B) Debt being repaid with the proceeds of the offering of the Initial Notes issued on the Issue Date);
     (ccc) Debt owed to and held by the Company or a Restricted Subsidiary;
     (ddd) Guarantees Incurred by the Company of Debt of a Restricted Subsidiary otherwise permitted to be Incurred under this Supplemental Indenture;

     (eee) Guarantees by any Restricted Subsidiary of Debt of the Company or any Restricted Subsidiary, including Guarantees by any Restricted Subsidiary of Debt under the Credit Agreement, provided that (a) such Debt is Permitted Debt or is otherwise Incurred in accordance with Section 4.9 hereof and (b) such Guarantees are subordinated to the Notes to the same extent as the Debt being Guaranteed;
     (fff) Debt Incurred in respect of workers’ compensation claims and self-insurance obligations, and, for the avoidance of doubt, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, standby letters of credit, letters of credit for operating purposes and completion guarantees provided or Incurred (including Guarantees thereof) by the Company or a Restricted Subsidiary in the ordinary course of business;
     (ggg) Debt under Swap Contracts and Hedging Obligations;
     (hhh) Debt owed by the Company to any Restricted Subsidiary, or by any Restricted Subsidiary to the Company or to any other Restricted Subsidiary, provided that if for any reason such Debt ceases to be held by the Company or a Restricted Subsidiary, as applicable, such Debt shall cease to be Permitted Debt and shall be deemed Incurred as Debt of the Company for purposes of this Supplemental Indenture;
     (iii) Debt of the Company or any Restricted Subsidiary pursuant to Capital Lease Obligations, Synthetic Lease Obligations and Purchase Money Debt, provided that the aggregate principal amount of such Debt outstanding at any time may not exceed the greater of (x) $125.0 million in the aggregate and (y) 7.5% of Consolidated Total Assets;
     (jjj) Debt arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Interests of a Restricted Subsidiary otherwise permitted under this Supplemental Indenture;
     (kkk) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of Preferred Interests; provided, however, that:
     (i) any subsequent issuance or transfer of Capital Interests that results in any such Preferred Interests being held by a Person other than the Company or a Restricted Subsidiary; and
     (ii) any sale or other transfer of any such Preferred Interests to a Person that is not either the Company or a Restricted Subsidiary;
shall be deemed, in each case, to constitute an issuance of such Preferred Interests by such Restricted Subsidiary that was not permitted by this clause (m);
     (lll) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five Business Days of Incurrence;
     (mmm) Debt of the Company or any Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed $50.0 million at any one time outstanding;
     (nnn) Purchase Money Notes Incurred by any Receivable Subsidiary that is a Restricted Subsidiary in a Qualified Receivables Transaction and Non-Recourse Receivable Subsidiary Indebtedness;
     (ooo) Debt of the Company to the extent the net proceeds thereof are promptly deposited to defease the Notes under Article VIII;
     (ppp) Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Company or any of its Restricted Subsidiaries;
     (qqq) Debt consisting of take-or-pay obligations on customary business terms contained in supply agreements entered into in the ordinary course of business; and
     (rrr) Refinancing Debt.
          Notwithstanding anything herein to the contrary, Debt permitted under clauses (a), (k) and (o) of this definition of “Permitted Debt” shall not constitute “Refinancing Debt” under clause (t) of this definition of “Permitted Debt.”
          “Permitted Investments” means:
     (sss) Investments in existence on the Issue Date and any extensions or replacements thereof on terms no less favorable and in amounts no greater than exist on the Issue Date;
     (ttt) Investments in cash and Eligible Cash Equivalents;
     (uuu) Investments in property and other assets, owned or used by the Company or any Restricted Subsidiary in the normal course of business;
     (vvv) prepaid expenses, negotiable instruments held for collection, lease, utility, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business;
     (www) Investments by the Company or any of its Restricted Subsidiaries in the Company or any Restricted Subsidiary;
     (xxx) Investments by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Company or a Restricted Subsidiary;
     (yyy) Swap Contracts and Hedging Obligations;
     (zzz) receivables owing to the Company or any of its Subsidiaries and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
     (aaaa) Investments received in settlement of obligations owed to the Company or any Restricted Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary;
     (bbbb) Investments by the Company or any Restricted Subsidiary not otherwise permitted under this definition, in an aggregate amount not to exceed the greater of (x) $75.0 million and (y) 5.0% of Consolidated Total Assets at any one time outstanding;
     (cccc) loans (and Guarantees of third-party loans) and advances to officers, directors and employees of the Company and Subsidiaries in an aggregate amount not to exceed $10.0 million in the aggregate at any one time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
     (dddd) Investments the payment for which consists solely of Capital Interests of the Company;
     (eeee) any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 4.10 or any other disposition of Property not constituting an Asset Sale;
     (ffff) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice;
     (gggg) Guarantees by the Company or any Restricted Subsidiary of Debt of the Company or a Restricted Subsidiary (other than a Receivable Subsidiary) of Debt otherwise permitted by Section 4.9;
     (hhhh) any Investment by the Company or any Restricted Subsidiary in a Receivable Subsidiary or any Investment by a Receivable Subsidiary in any other Person in connection with a Qualified Receivables Transaction, so long as any Investment in a Receivable Subsidiary is in the form of a Purchase Money Note or an Investment in Capital Interests;
     (iiii) loans or advances to customers or suppliers in the ordinary course of business; and

     (jjjj) Investments in any Person made in exchange for, out of the net cash proceeds of the substantially concurrent sale of, Capital Interests of the Company (other than Redeemable Capital Interests).
     “Permitted Liens” means:
     (kkkk) Liens existing at the Issue Date (other than Liens securing the Credit Agreement);
     (llll) Liens that secure (A) Credit Facilities incurred pursuant to clause (i) of the definition of “Permitted Debt” and/or the provisions described in the first paragraph of Section 4.9 in an aggregate principal amount not to exceed the greater of (x) the greater of (A) $325.0 million and (B) the sum of (1) 50% of the book value of the inventory of the Company and its Restricted Subsidiaries and (2) 75% of the accounts receivable of the Company and its Restricted Subsidiaries, in each case determined on a consolidated basis as of the most recently ended fiscal quarter of the Company for which financial information in respect thereof is available, and (y) an amount that does not cause the Consolidated Secured Leverage Ratio to exceed 2.0 to 1.0, (B) Hedging Obligations and Swap Contracts relating to such Credit Facilities and permitted under the agreements related thereto and (C) fees, expenses and other amounts payable under such Credit Facilities or payable pursuant to cash management agreements or agreements with respect to similar banking services relating to such Credit Facilities and permitted under the agreements related thereto;
     (mmmm) any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP);
     (nnnn) any warehousemen’s, materialmen’s, landlord’s or other similar Liens arising by law for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP);
     (oooo) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of such Person;
     (pppp) pledges or deposits (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body; (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts (including utility contracts) and other similar obligations Incurred in the normal course of business consistent with industry practice; (iii) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Code in connection with a “plan” (as defined in ERISA); or (iv) arising in connection with any attachment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;
     (qqqq) Liens on property or assets existing at the time of acquisition thereof; provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property or assets acquired;
     (rrrr) Liens on property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or a Restricted Subsidiary, or becomes a Restricted Subsidiary (and not created or Incurred in anticipation of such transaction); provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property or assets acquired;
     (ssss) Liens securing Debt of a Restricted Subsidiary owed to and held by the Company or a Restricted Subsidiary thereof;
     (tttt) for the avoidance of doubt, other Liens (not securing Debt) incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of the Company or its Restricted Subsidiaries;
     (uuuu) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods incurred in the ordinary course of business;
     (vvvv) licenses of intellectual property granted in the ordinary course of business;
     (wwww) Liens to secure Capital Lease Obligations, Synthetic Lease Obligations and Purchase Money Debt permitted to be Incurred pursuant to clause (k) of the definition of “Permitted Debt”; provided that such Liens do not extend to or cover any assets other than such assets acquired or constructed after the Issue Date with the proceeds of such Capital Lease Obligation, Synthetic Lease Obligation or Purchase Money Debt;
     (xxxx) Liens in favor of the Company or any Guarantor;
     (yyyy) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

     (zzzz) Liens securing Debt Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and any proceeds thereof), and the Debt (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;
     (aaaaa) Liens on property or shares of Capital Interests of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that (i) the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto and any proceeds thereof) and (ii) such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary;
     (bbbbb) Liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (B) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of the Company and/or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business and (ii) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (Y) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (Z) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
     (ccccc) Liens created by or resulting from any litigation or other proceedings which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment Liens which are satisfied within 15 days of the date of judgment; or Liens Incurred by the Company or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Restricted Subsidiary is a party;
     (ddddd) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiaries and do not secure any Debt;

     (eeeee) any interest of title of an owner of equipment or inventory on loan or consignment to the Company or any of its Restricted Subsidiaries and Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business;
     (fffff) deposits in the ordinary course of business to secure liability to insurance carriers;
     (ggggg) Liens securing the Notes and any Note Guarantees;
     (hhhhh) Liens on the Capital Interests of a Receivable Subsidiary and accounts receivable and related assets described in the definition of Qualified Receivables Transaction, in each case, Incurred in connection with a Qualified Receivables Transaction;
     (iiiii) Liens securing Hedging Obligations and Swap Contracts so long as any related Debt is permitted to be Incurred under this Supplemental Indenture;
     (jjjjj) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under this Supplemental Indenture;
     (kkkkk) Liens attaching to earnest money deposits (or equivalent deposits otherwise named) made in connection with proposed acquisitions in an amount not to exceed $5.0 million;
     (lllll) (i) set-off rights not otherwise set forth in clause (r) above, or (ii) Liens arising in connection with repurchase agreements that constitute Investments;
     (mmmmm) Liens not otherwise permitted under this Supplemental Indenture in an aggregate amount not to exceed $50.0 million;
     (nnnnn) Liens on property or assets of the Company or any Restricted Subsidiary in favor of the United States of America, any state thereof or any instrumentality of either to secure certain payments pursuant to any contract or statute; and
     (ooooo) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to above; provided that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not increased.
          “Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

          “Preferred Interests,” as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Common Interests in such Person.
          “Prospectus Supplement” means the prospectus supplement related to the issuance of the Initial Notes on the Issue Date, dated September 10, 2010.
          “Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”
          “Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”
          “Purchase Money Debt” means Debt:
     (ppppp) Incurred to finance the purchase or construction (including additions and improvements thereto) of any assets (other than Capital Interests) of such Person or any Restricted Subsidiary; and
     (qqqqq) that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed; and
in either case that does not exceed 100% of the cost and to the extent the purchase or construction prices for such assets are or should be included in “addition to property, plant or equipment” in accordance with GAAP.
          “Purchase Money Note” means a promissory note of a Receivable Subsidiary to the Company or any Restricted Subsidiary, which note must be repaid from cash available to the Receivable Subsidiary, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables. The repayment of a Purchase Money Note may be subordinated to the repayment of other liabilities of the Receivable Subsidiary on terms determined in good faith by the Company to be substantially consistent with market practice in connection with Qualified Receivables Transactions.
          “Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”
          “Qualified Capital Interests” in any Person means a class of Capital Interests other than Redeemable Capital Interests.
          “Qualified Equity Offering” means (i) an underwritten public equity offering of Qualified Capital Interests pursuant to an effective registration statement under the Securities Act yielding gross proceeds to either of the Company, or any direct or indirect parent company of the Company, of at least $25.0 million or (ii) a private equity offering of Qualified Capital Interests of the Company, or any direct or indirect parent company of the Company other than (x) any such public or private sale to an entity that is an Affiliate of the Company and (y) any public offerings registered on Form S-8; provided that, in the case of an offering or sale by a direct or indirect parent company of the Company, such parent company contributes to the capital of the Company the portion of the net cash proceeds of such offering or sale necessary to pay the aggregate Redemption Price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to Section 3.7(b).
          “Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or such Restricted Subsidiary transfers to (a) a Receivable Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) or (b) any other Person (in the case of a transfer by a Receivable Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with an accounts receivable financing transaction; provided such transaction is on market terms as determined in good faith by the Company at the time the Company or such Restricted Subsidiary enters into such transaction.
          “Receivable Subsidiary” means a Subsidiary of the Company:
     (rrrrr) that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing accounts receivable of the Company and/or its Restricted Subsidiaries; provided that “accounts receivable” includes providing letters of credit on behalf of or for the benefit of the Company and/or its Restricted Subsidiaries;
     (sssss) that is designated by the Board of Directors as a Receivable Subsidiary pursuant to an Officer’s Certificate that is delivered to the Trustee;
     (ttttt) that is either (a) a Restricted Subsidiary or (b) an Unrestricted Subsidiary designated in accordance with Section 4.17;
     (uuuuu) no portion of the Debt or any other obligation (contingent or otherwise) of which (a) is at any time Guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of obligations (other than any Guarantee of Debt) pursuant to Standard Securitization Undertakings), (b) is at any time recourse to or obligates the Company or any Restricted Subsidiary in any way, other than pursuant to Standard Securitization Undertakings, or (c) subjects any asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings (such Debt, “Non-Recourse Receivable Subsidiary Indebtedness”);

     (vvvvv) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than (a) contracts, agreements, arrangements and understandings entered into in the ordinary course of business on terms no less favorable to the Company or such Restricted Subsidiary than those that might reasonably be expected to be obtained at the time from Persons that are not Affiliates of the Company in connection with a Qualified Receivables Transaction as determined in good faith by the Board of Directors of the Company, (b) fees payable in the ordinary course of business in connection with servicing accounts receivable in connection with such a Qualified Receivables Transaction as determined in good faith by the Board of Directors of the Company and (c) any Purchase Money Note issued by such Receivable Subsidiary to the Company or a Restricted Subsidiary or any letters of credit provided by such Receivable Subsidiary on behalf of or for the benefit of the Company or any Restricted Subsidiary; and
     (wwwww) with respect to which neither the Company nor any other Restricted Subsidiary has any obligation (a) to subscribe for additional shares of Capital Interests therein or make any additional capital contribution or similar payment or transfer thereto except in connection with a Qualified Receivables Transaction or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.
          “Redeemable Capital Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Debt of such Person at the option of the holder thereof, in whole or in part, at any time prior to the Stated Maturity of the Notes; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Interests. Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require the Company to repurchase such equity security upon the occurrence of a Change of Control or an Asset Sale will not constitute Redeemable Capital Interests if the terms of such equity security provide that the Company may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with Section 4.7. The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of this Supplemental Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends.
          “Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Supplemental Indenture.
          “Refinancing Debt” means Debt that refunds, refinances, renews, replaces or extends any Debt permitted to be Incurred by the Company or any Restricted Subsidiary

pursuant to the terms of this Supplemental Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that:
     (xxxxx) the Refinancing Debt is subordinated to the Notes to at least the same extent as the Debt being refunded, refinanced, renewed, replaced or extended, if such Debt was subordinated to the Notes,
     (yyyyy) the Refinancing Debt is scheduled to mature either (i) no earlier than the Debt being refunded, refinanced, renewed, replaced or extended or (ii) at least 91 days after the maturity date of the Notes,
     (zzzzz) the Refinancing Debt has an Average Life at the time such Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being refunded, refinanced, renewed, replaced or extended,
     (aaaaaa) such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (i) the aggregate principal or accreted amount (in the case of any Debt issued with original issue discount, as such) then outstanding under the Debt being refunded, refinanced, renewed, replaced or extended, (ii) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Debt being refunded, refinanced, renewed, replaced or extended and (iii) the amount of reasonable and customary fees, expenses and costs related to the Incurrence of such Refinancing Debt, and
     (bbbbbb) such Refinancing Debt is Incurred by the same Person (or its successor) that initially Incurred the Debt being refunded, refinanced, renewed, replaced or extended, except that the Company may Incur Refinancing Debt to refund, refinance, renew, replace or extend Debt of any Restricted Subsidiary of the Company.
          “Related Business Assets” means assets (other than cash or Eligible Cash Equivalents) used or useful in a Permitted Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
          “Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers and who shall have direct responsibility for the administration of this Supplemental Indenture, respectively, or any other officer of the Trustee to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject.

     “Restricted Payment” is defined to mean any of the following:
     (cccccc) any dividend or other distribution declared and paid on the Capital Interests in the Company or on the Capital Interests in any Restricted Subsidiary of the Company that are held by, or declared and paid to, any Person other than the Company or a Restricted Subsidiary of the Company (other than (i) dividends, distributions or payments made solely in Qualified Capital Interests in the Company and (ii) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company or to other holders of Capital Interests of a Restricted Subsidiary on a pro rata basis);
     (dddddd) any payment made by the Company or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Interests in the Company (including the conversion into, or exchange for, Debt of any Capital Interests) other than any such Capital Interests owned by the Company or any Restricted Subsidiary (other than a payment made solely in Qualified Capital Interests in the Company);
     (eeeeee) any payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Company) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of the Company or any Guarantor that is subordinate in right of payment to the Notes or Note Guarantees (excluding any Debt owed to the Company or any Restricted Subsidiary); except payments of principal and interest in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, within one year of the due date thereof;
     (ffffff) any Investment by the Company or a Restricted Subsidiary in any Person, other than a Permitted Investment; and
     (gggggg) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary.
          “Restricted Subsidiary” means any Subsidiary that has not been designated as an “Unrestricted Subsidiary” in accordance with this Supplemental Indenture.
          “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
          “Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by the Company or a Restricted Subsidiary and is thereafter leased back as a capital lease by the Company or a Restricted Subsidiary.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities and Exchange Act, but shall not include any Unrestricted Subsidiary.

          “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in an accounts receivable securitization transaction as determined in good faith by the Company, including Guarantees by the Company or any Restricted Subsidiary of any of the foregoing obligations of the Company or a Restricted Subsidiary.
          “Stated Maturity,” when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.
          “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
          “SunBelt Guarantee” means the Guarantee by the Company of obligations under the Guaranteed Secured Senior Notes due 2017, Series G of SunBelt Chlor Alkali Partnership pursuant to a Guarantee dated December 22, 1997 by the Company, as in effect on the Issue Date, terminating on December 22, 2017 or satisfaction of such obligations, whichever is earlier.
          “Successor Entity” means a corporation or other entity that succeeds to and continues the business of PolyOne Corporation.
          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including, without limitation, any fuel price caps and fuel price collar or floor agreements and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices and any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

          “Synthetic Lease Obligations” means any monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any bankruptcy or insolvency laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
          “TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended, as in effect on the date hereof.
          “Transaction Date” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio” or the definition of “Consolidated Secured Leverage Ratio”, as applicable.
          “Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the period from the redemption date to September 15, 2015; provided, however, that if the period from the redemption date to September 15, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to September 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
          “Trustee” has the meaning set forth in the preamble to this Supplemental Indenture until a successor replaces it in accordance with the applicable provisions of this Supplemental Indenture and, thereafter, means the successor.
          “Unrestricted Subsidiary” means:
     (hhhhhh) any Subsidiary designated as such by an Officer’s Certificate as set forth below where neither the Company nor any of its Restricted Subsidiaries (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt, but excluding in the case of a Receivable Subsidiary any Standard Securitization Undertakings and further excluding other Debt under which the lender has recourse to the Company or any Restricted Subsidiary or to any of their assets that does not exceed $15.0 million in the aggregate), provided that the Company or any Restricted Subsidiary may pledge Capital Interests or Property of any Unrestricted Subsidiary on a non-recourse basis as long as the pledgee has no claim whatsoever against the Company or any Restricted Subsidiary other than to obtain that pledged Capital Interests or Property, or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any

Subsidiary of such Subsidiary (except in the case of a Receivable Subsidiary any Standard Securitization Undertakings); and
     (iiiiii) any Subsidiary of an Unrestricted Subsidiary.
          “Voting Interests” means, with respect to any Person, securities of any class or classes of Capital Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.
          SECTION 1.2 Other Definitions.

Defined in
Term	Section
“Affiliate Transaction”	4.11
“Agent Members”	2.6
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“covenant defeasance”	8.3
“covenant suspension”	4.19
“defeasance”	8.2
“Discharge”	8.2
“Event of Default”	6.1
“Excess Proceeds”	4.10
“Expiration Date”	3.9
“Initial Liens”	4.12
“Note Register”	2.3
“Offer Amount”	3.9
“Purchase Date”	3.9
“redemption date”	3.1
“Registrar”	2.3
“Surviving Entity”	5.1
          SECTION 1.3 Incorporation by Reference of Trust Indenture Act. Whenever this Supplemental Indenture refers to a provision of the TIA, the provision is incorporated by reference in, and made a part of, this Supplemental Indenture.
          The following TIA term used in this Supplemental Indenture has the following meaning:
          “obligor” on the Notes means the Issuer, any Guarantors and any successor obligor upon the Notes.
          All other terms used in this Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by the Commission rule under the TIA have the meanings so assigned to them therein.

          SECTION 1.4 Rules of Construction. Unless the context otherwise requires:
     (a) a term has the meaning assigned to it herein;
     (b) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP or a successor to GAAP;
     (c) “or” is not exclusive;
     (d) words in the singular include the plural, and in the plural include the singular;
     (e) unless otherwise specified, any reference to a Section or an Article refers to such Section or Article of this Supplemental Indenture;
     (f) provisions apply to successive events and transactions; and
     (g) references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time.
          SECTION 1.5 Effective Indenture.
This Supplemental Indenture restates in their entirety the terms of the Base Indenture as supplemented by this Supplemental Indenture and does not incorporate the terms of the Base Indenture. The changes, modifications and supplements to the Base Indenture affected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, except as otherwise provided herein, and shall not apply to any other securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other securities specifically incorporates such changes, modifications and supplements.
ARTICLE II
THE NOTES
          SECTION 2.1 Form and Dating. (a) The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Supplemental Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange agreements to which the Company or any Subsidiary Guarantor is subject or usage. Each Note shall be dated the date of its authentication. The Notes initially shall be issued only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The Trustee shall authenticate the Notes, upon a written order of the Company for the authentication and delivery of such Notes, which order shall set forth the number of separate notes, the principal amount of each such Note to be authenticated, the date on which the original issue of Notes is to be authenticated, the registered holders of each of the said Notes and delivery instructions.

          (b) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Issuer and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.
          The Notes shall be issued initially in the form of one or more Global Notes substantially in the form attached as Exhibit A hereto and shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as Note Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.
          Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6 hereof.
          Except as set forth in Section 2.6 hereof, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.
          (c) The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Note Custodian.
          (d) Section 2.1(c) shall apply only to Global Notes deposited with or on behalf of the Depositary.
          The Issuer shall execute and the Trustee shall, in accordance with Section 2.1(c) and this Section 2.1(d), authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depositary or the nominee of the Depositary and (ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Trustee as Note Custodian.
          Participants shall have no rights either under this Supplemental Indenture with respect to any Global Note held on their behalf by the Depositary or by the Note Custodian or under such Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any Agent or other agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the

Depositary and its Participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in any Global Note.
          The Trustee shall have no responsibility or obligation to any Holder, any member of (or a participant in) DTC or any other Person with respect to the accuracy of the records of DTC (or its nominee) or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. The Trustee may rely (and shall be fully protected in relying) upon information furnished by DTC with respect to its members, participants and any Beneficial Owners in the Notes.
          (e) Notes issued in certificated form, including Global Notes, shall be substantially in the form of Exhibit A attached hereto.
          SECTION 2.2 Execution and Authentication. An Officer shall sign the Notes for the Issuer by manual or facsimile signature.
          If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.
          A Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent. The signature shall be conclusive evidence that the Note has been authenticated under this Supplemental Indenture.
          The Trustee shall, upon a written order of the Issuer signed by one Officer directing the Trustee to authenticate and deliver the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with, authenticate Notes for original issue up to the aggregate principal amount stated in paragraph 4 of the Notes. The aggregate principal amount of Notes outstanding at any time may not exceed such amount except as provided in Section 2.16 hereof.
          The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Supplemental Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or the Issuer or an Affiliate of the Issuer.
          SECTION 2.3 Registrar; Paying Agent. The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment to a Paying Agent. The Registrar shall keep a register of the Notes (the “Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents; provided, however, that at all times there shall be only one Note Register. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Supplemental Indenture. The Issuer or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.
          The Issuer shall notify the Trustee and the Holders of the name and address of any Agent not a party to this Supplemental Indenture. The Issuer or any Subsidiary may act as Paying Agent or Registrar. The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Supplemental Indenture, which shall incorporate the provisions of Section 317(b) of the TIA. The agreement shall implement the provisions of this Supplemental Indenture that relate to such Agent. The Issuer shall notify the Trustee of the name and address of any such Agent.
          The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and initially appoints the Corporate Trust Office of the Trustee as the office or agency of the Company for such purposes and as the office or agency of the Company where notices and demands to or upon the Issuer in respect of the Notes and this Supplemental Indenture may be served and the Trustee as the agent of the Issuer to receive such notices and demands.
          The Issuer may change the paying agent or registrar without prior notice to the Holders of the Notes, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.
          The Issuer initially appoints DTC to act as the Depositary with respect to the Global Notes.
          SECTION 2.4 Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon the occurrence of events specified in Section 6.1(h) hereof, the Trustee shall serve as Paying Agent for the Notes.
          SECTION 2.5 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least ten (10) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, including the aggregate principal amount of the Notes held by each Holder thereof, and the Issuer shall otherwise comply with TIA § 312(a).

          SECTION 2.6 Book-Entry Provisions for Global Securities. (a) This Section 2.6 shall apply to the Global Note deposited with or on behalf of the Depositary.
          Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Supplemental Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.
          (b) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of Beneficial Owners (or the requesting Beneficial Owners in the case of clause (ii) immediately below) may be transferred in accordance with the rules and procedures of the Depositary. In addition, Certificated Notes shall be transferred to all Beneficial Owners in exchange for their beneficial interests if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes or the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Company within ninety (90) days of such notice or (ii) an Event of Default of which a Responsible Officer of the Trustee has actual notice has occurred and is continuing and the Registrar has received a request from the Depositary or a Beneficial Owner in a Global Note to issue such Certificated Notes.
          (c) In connection with the transfer of the entire Global Note to beneficial owners pursuant to clause (b) of this Section 2.6, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each Beneficial Owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of Certificated Notes of authorized denominations.
          (d) The registered holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interest through Agent Members, to take any action which a Holder is entitled to take under this Supplemental Indenture or the Notes.
          (e) Legends. The following legends shall appear on the face of all Global Notes and Certificated Notes issued under this Supplemental Indenture unless specifically stated otherwise in the applicable provisions of this Supplemental Indenture:
          (i) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS

NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.1(c) OF THE SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(b) OF THE SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE SUPPLEMENTAL INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
          (ii) At such time as all beneficial interests in Global Notes have been exchanged for Certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction.
     (f) General Provisions Relating to Transfers and Exchanges.
          (i) A Holder may transfer or exchange Notes.

          (ii) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Certificated Notes at the Registrar’s request.
          (iii) The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes.
          (iv) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.2, 2.10, 3.6, 4.10, 4.14 and 9.5 hereto).
          (v) All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Supplemental Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.
          (vi) The Company will not be required to transfer or exchange any Note selected for redemption.
          (vii) The Registrar shall not be required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business fifteen (15) days before the day of any selection of Notes for redemption under Section 3.2 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.
          (viii) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and neither the Trustee, any Agent nor the Issuer shall be affected by notice to the contrary.
          (ix) The Trustee shall authenticate Global Notes and Certificated Notes in accordance with the provisions of Section 2.2 hereof. Except as provided in Section 2.6(b), neither the Trustee nor the Registrar shall authenticate or deliver any Certificated Note in exchange for a Global Note.
          (x) Each Holder agrees to provide reasonable indemnity to the Issuer and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Supplemental Indenture and/or applicable United States federal or state securities law.

          (xi) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or Beneficial Owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
          SECTION 2.7 Replacement Notes. If any mutilated Note is surrendered to the Trustee, or the Issuer and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon the written order of the Issuer signed by an Officer of the Issuer, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge for their expenses in replacing a Note.
          Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Supplemental Indenture equally and proportionately with all other Notes duly issued hereunder.
          SECTION 2.8 Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.
          If a Note is replaced pursuant to Section 2.7 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.
          If the principal amount of any Note is considered paid under Section 4.1 hereof, it ceases to be outstanding and interest on it ceases to accrue.
          If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.
          SECTION 2.9 Treasury Notes. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Affiliate of the Issuer shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes shown on the register as being owned shall be so disregarded. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.
          SECTION 2.10 Temporary Notes. Until Certificated Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes upon a written order of the Issuer signed by two Officers of the Issuer. Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall upon receipt of a written order of the Issuer signed by two Officers authenticate Certificated Notes in exchange for temporary Notes.
          Holders of temporary Notes shall be entitled to all of the benefits of this Supplemental Indenture.
          SECTION 2.11 Cancellation. The Issuer at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which the Issuer may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation. Subject to Section 2.7 hereof, the Issuer may not issue new Notes to replace Notes that they have redeemed or paid or that have been delivered to the Trustee for cancellation. All cancelled Notes held by the Trustee shall be disposed of in accordance with its customary practice, and certification of their cancellation delivered to the Issuer upon request.
          SECTION 2.12 Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date. The Issuer shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date. At least ten (10) days before the special record date, the Issuer (or the Trustee, in the name and at the expense of the Issuer) shall deliver or cause to be delivered to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.
          SECTION 2.13 Record Date. The record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Supplemental Indenture shall be determined as provided for in TIA § 316 (c).
          SECTION 2.14 Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

          SECTION 2.15 CUSIP, ISIN and Common Code Numbers. The Company in issuing the Notes may use CUSIP, ISIN and Common Code numbers (if then generally in use), and, if so, the Trustee shall use CUSIP, ISIN and Common Code numbers, as appropriate, in notices (including notices of redemption) as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers or codes either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or notice shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the CUSIP, ISIN or Common Code numbers.
          SECTION 2.16 Issuance of Additional Notes. The Company shall be entitled to issue Additional Notes under this Supplemental Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price, amount of interest payable on the first interest payment date applicable thereto and any customary escrow provisions (and if such issuance is done in a transaction, other then a registered public offering, transfer restrictions, any registration rights agreement and additional interest with respect thereto); provided that such issuance is not prohibited by the terms of this Supplemental Indenture, including Section 4.9. The Initial Notes and any Additional Notes shall be, without limitation, treated as a single class for all purposes under this Supplemental Indenture.
          With respect to any Additional Notes, the Company shall set forth in a resolution of its Board of Directors and in an Officer’s Certificate, a copy of each of which shall be delivered to the Trustee, the following information:
     (a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Supplemental Indenture; and
     (b) the issue price, the issue date, the CUSIP number of such Additional Notes, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto and the date from which interest shall accrue.
ARTICLE III
REDEMPTION AND PREPAYMENT
          SECTION 3.1 Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7 hereof, it shall furnish to the Trustee, at least thirty (30) days (or such shorter period as is acceptable to the Trustee) before a date fixed for redemption (the “redemption date”), an Officer’s Certificate setting forth (i) the section of this Supplemental Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the Redemption Price. If the Redemption Price is not known at the time such notice is to be given, the actual Redemption Price, calculated as described under “Applicable Premium” in Section 1.1, will be set forth in an Officer’s Certificate of the Issuer delivered to the Trustee no later than two Business Days prior to the Redemption Date.

          If the Issuer is required to make an Offer to Purchase pursuant to Section 4.10 or 4.14 hereof, it shall furnish to the Trustee, at least fifteen (15) days prior to the mailing of the Offer (or such shorter period as is acceptable to the Trustee) before the scheduled purchase date, an Officer’s Certificate setting forth (i) the section of this Supplemental Indenture pursuant to which the offer to purchase shall occur, (ii) the terms of the offer, (iii) the principal amount of Notes to be purchased, (iv) the purchase price and (v) the purchase date and further setting forth a statement to the effect that (a) the Issuer or one of its Subsidiaries has effected an Asset Sale and there are Excess Proceeds aggregating more than $35.0 million or (b) a Change of Control has occurred, as applicable.
          SECTION 3.2 Selection of Notes to Be Redeemed. The Trustee shall select the Notes to be redeemed among the Holders in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (and in a manner that complies with applicable requirements of the Depositary); provided that no Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be sent electronically (to the extent permitted by applicable procedures or regulations) or mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note (or if a Global Note, an adjustment shall be made on the Schedule of Exchanges of Interest attached thereto). Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption. The Trustee shall make the selection from the Notes outstanding and not previously called for redemption and if the Notes are Certificated Notes shall promptly notify the Issuer in writing of the Notes selected for redemption. The Trustee may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal of the Notes that have denominations larger than $2,000.
          SECTION 3.3 Notice of Redemption. Subject to the provisions of Section 3.9, at least 30 days but not more than 60 days before a redemption date, the Issuer shall send or cause to be sent by electronic transmission or by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed.
          The notice shall identify the Notes to be redeemed and shall state:
     (a) the redemption date;
     (b) the Redemption Price, or if not then known, the manner of determination thereof, and the amount of accrued interest, if any to be paid;
     (c) if any Note is being redeemed in part, the portion of the principal amount of such Notes to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note (or if a Global Note, an adjustment shall be made on the Schedule of Exchanges of Interest attached thereto);
     (d) the name, telephone number and address of the Paying Agent;
     (e) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;
     (f) that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;
     (g) the paragraph of the Notes and/or Section of this Supplemental Indenture pursuant to which the Notes called for redemption are being redeemed; and
     (h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
          At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall have delivered to the Trustee at least 45 days prior to the redemption date (or such shorter period as is acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notices as provided in the preceding paragraph. The notice sent in the manner herein provided shall be conclusively presumed to have been duly given whether or not a Holder receives such notice. In any case, failure to give such notice by electronic transmission or by mail or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.
          SECTION 3.4 Effect of Notice of Redemption. Once notice of redemption is sent in accordance with Section 3.3 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the Redemption Price plus accrued and unpaid interest, if any, to such date. A notice of redemption may not be conditional.
          SECTION 3.5 Deposit of Redemption or Purchase Price. On or before 10:00 a.m. (New York City time) on each redemption date or the date on which Notes must be accepted for purchase pursuant to Section 4.10 or 4.14, the Issuer shall deposit with the Trustee or with the Paying Agent (other than the Issuer or an Affiliate of the Issuer) money sufficient to pay the Redemption Price of and accrued and unpaid interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the Redemption Price of (including any applicable premium), and accrued interest, if any, on, all Notes to be redeemed or purchased.
          If Notes called for redemption or tendered in an Asset Sale Offer or Change of Control Offer are paid or if Issuer has deposited with the Trustee or Paying Agent money sufficient to pay the redemption or purchase price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed or purchased, on and after the redemption or purchase date, interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption or tendered and not withdrawn in an Asset Sale Offer or Change of Control Offer (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1 hereof.
          SECTION 3.6 Notes Redeemed in Part. Upon surrender of a Certificated Note that is redeemed in part, the Issuer shall issue and, upon the written request of an Officer of the Issuer, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered.
          SECTION 3.7 Optional Redemption. (a) The Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time and from time to time on or after September 15, 2015 upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on September 15 of the years indicated below:

Year	Redemption Price
2015	103.688%
2016	102.458%
2017	101.229%
2018 and thereafter	100.000%
          (b) Prior to September 15, 2013, the Issuer on one or more occasions may, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount of the outstanding Notes (including Additional Notes) at a Redemption Price equal to 107.375% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to the date of redemption (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date); provided that at least 65% of the principal amount of Notes then outstanding (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Company or its Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.
          (c) At any time prior to September 15, 2015, the Company may redeem all or part of the Notes at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption (subject to the rights of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date).
          (d) The Issuer may, at any time and from time to time, purchase Notes in the open market or otherwise, subject to compliance with this Supplemental Indenture and compliance with all applicable securities laws.
          SECTION 3.8 Mandatory Redemption. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.
          SECTION 3.9 Offer to Purchase. In the event that the Issuer shall be required to commence an Offer to Purchase pursuant to a Change of Control Offer, the Issuer shall follow the procedures specified below.
          Unless otherwise required by applicable law, an Offer to Purchase shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase, which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of delivering of such Offer, and a settlement date (the “Purchase Date”) for purchase of Notes within five Business Days after the Expiration Date. On the Purchase Date, the Company shall purchase the aggregate principal amount of Notes required to be purchased pursuant to Section 4.14 hereof (the “Offer Amount”), or if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in the same manner as interest payments are made. If the Purchase Date is on or after the interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest, if any, shall be payable to the Holders who tender Notes pursuant to the Offer to Purchase. The Company shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee in its sole discretion) prior to the delivering of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be sent electronically or mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase.
          On or before 10:00 a.m. (New York City time) on each Purchase Date, the Issuer shall irrevocably deposit with the Trustee or Paying Agent (other than the Issuer or an Affiliate of the Issuer) in immediately available funds the aggregate purchase price equal to the Offer Amount, together with accrued and unpaid interest, if any, thereon, to be held for payment in accordance with the terms of this Section 3.9. On the Purchase Date, the Issuer shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary (or if a Global Note, by Applicable Procedures), the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered, (ii) deliver or cause the Paying Agent or depositary, as the case may be, to deliver to the Trustee Notes so accepted and (iii) deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.9. The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five (5) Business Days after the Expiration Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, plus any accrued and unpaid interest, if any, thereon, and the Issuer shall promptly issue a new Note, and the Trustee, at the written request of the Issuer, shall authenticate and mail or deliver at the expense of the Issuer such new Note to such Holder, equal in principal amount to any unpurchased portion of such Holder’s Notes surrendered (or if a Global Note, an adjustment shall be made to the Schedule of Exchanges of Interest attached thereto); provided that each such new Note will be in a principal amount of $2,000 or any integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce in a newspaper of general circulation or in a press release provided to a nationally recognized financial wire service the results of the Offer to Purchase on the Purchase Date.
          The Issuer shall comply with the requirements of any applicable securities laws and any regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of an Asset Sale Offer or Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with Sections 3.9, 4.10 or 4.14 of this Supplemental Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under Section 3.9, 4.10 or 4.14, as applicable, by virtue of such compliance.
          Other than as specifically provided in this Section 3.9, any purchase pursuant to this Section 3.9 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.
ARTICLE IV
COVENANTS
          SECTION 4.1 Payment of Notes. (a) The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds, as of 10:00 a.m. (New York City time), money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.
          (b) The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.
          SECTION 4.2 Maintenance of Office or Agency. The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Supplemental Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.3 hereof. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee and the Company hereby appoints the Trustee its agent to receive all such presentations, surrenders, notices and demands.
          The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
          SECTION 4.3 Provision of Financial Information. Whether or not required by the rules or regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Trustee and the Holders of Notes, or file electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods specified in the Commission’s rules and regulations (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act):
     (a) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and
     (b) all current reports that would be required to be filed (as opposed to furnished) with the Commission on Form 8-K if the Company were required to file such reports.
          In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (a) and (b) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act) (unless the Commission will not accept such a filing) and make such information available to prospective investors.
          If the Company has designated any of its Subsidiaries (other than a Receivable Subsidiary) as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

          SECTION 4.4 Compliance Certificate. The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate (that need not comply with Section 11.4 and Section 11.5) signed by the chief executive officer, the chief financial officer, or the chief accounting officer, stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether each has kept, observed, performed and fulfilled its obligations under this Supplemental Indenture (including, with respect to any Restricted Payments made during such year, the basis upon which the calculations required by Section 4.7 hereof were computed, which calculations may be based upon the Company’s latest available financial statements), and further stating that, to his or her knowledge, each entity is not in default in the performance or observance of any of the terms, provisions and conditions of this Supplemental Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that, to his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.
          The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.
          SECTION 4.5 Taxes. The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.
          SECTION 4.6 Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Supplemental Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
          SECTION 4.7 Limitation on Restricted Payments. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:
     (a) no Default in the payment in respect of principal or interest or Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

     (b) after giving effect to such Restricted Payment on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the provisions described in the first paragraph under Section 4.9; and
     (c) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date (excluding Restricted Payments permitted by clauses (ii) through (ix) of the next succeeding paragraph) shall not exceed the sum (without duplication) of:
     (i) 50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis during the period (taken as one accounting period) from January 1, 2010 and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment, plus
     (ii) 100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Company subsequent to the Issue Date either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion or exchange of Debt or Redeemable Capital Interests of the Company, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests (other than, in each case, Capital Interests or Debt sold to a Subsidiary of the Company), plus
     (iii) to the extent not otherwise included in the calculation of Consolidated Net Income of the Company for such period, 100% of the net reduction in Investments (other than Permitted Investments and Investments made pursuant to clause (x) of the next paragraph of this Section 4.7) in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayment of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary, plus
     (iv) to the extent that any Investment (other than Permitted Investments or Investments in Unrestricted Subsidiaries) that was made on and after the Issue Date is sold for cash or otherwise disposed of, liquidated or repaid for cash or other assets, the lesser of (i) the initial amount of such Investment, or (ii) to the extent not otherwise included in the calculation of Consolidated Net Income of the Company for such period, the net cash return of capital or net Fair Market Value of return of capital with respect to such Investment, less the cost of any such disposition or liquidation, plus
     (v) to the extent that any Unrestricted Subsidiary of the Company designated as such on and after the Issue Date is redesignated as a Restricted Subsidiary or merged or consolidated with or into the Company or a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Company’s Investment

in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, plus
     (vi) 100% of any dividends or interest payments received by the Company or a Restricted Subsidiary on and after the Issue Date from an Unrestricted Subsidiary or other Investment (other than a Permitted Investment), to the extent such dividends or interest payments were not otherwise included in the calculation of Consolidated Net Income of the Company for such period.
          Notwithstanding whether the foregoing provisions would prohibit the Company and its Restricted Subsidiaries from making a Restricted Payment, the Company and its Restricted Subsidiaries may make the following Restricted Payments:
     (vii) the payment of any dividend on Capital Interests in the Company or a Restricted Subsidiary within 60 days after declaration thereof if at the declaration date such payment was permitted by the foregoing provisions of this Section 4.7;
     (viii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Qualified Capital Interests of the Company by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Qualified Capital Interests of the Company; provided that the amount of any net proceeds that are utilized for such Restricted Payment will be excluded from clause (c)(ii) of the preceding paragraph;
     (ix) the retirement of any shares of Redeemable Capital Interests by conversion into, or by exchange for, shares of Redeemable Capital Interests, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Redeemable Capital Interests;
     (x) the redemption, defeasance, repurchase or acquisition or retirement for value of any Debt of the Company or a Guarantor that is subordinate in right of payment to the Notes or the applicable Note Guarantee out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of (x) new subordinated Debt of the Company or such Guarantor, as the case may be, Incurred in accordance with this Supplemental Indenture or (y) of Qualified Capital Interests of the Company; provided that the amount of any net proceeds that are utilized for such Restricted Payment will be excluded from clause (c)(ii) of the preceding paragraph;
     (xi) the purchase, redemption, retirement or other acquisition for value of Capital Interests in the Company or any direct or indirect parent of the Company (or any payments to a direct or indirect parent company of the Company for the purposes of permitting any such repurchase) held by employees or former employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or alteration of employment status or pursuant to the terms of any agreement under which such Capital Interests were issued; provided that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed $5.0 million in any calendar year, provided, further, that any unused amounts in any calendar year may be carried forward to one or more future periods subject to a maximum aggregate amount of repurchases made pursuant to this clause (v) not to exceed $10.0 million in any calendar year; provided, however, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Qualified Capital Interests of the Company or any direct or indirect parent company of the Company (to the extent contributed to the Company) to employees of the Company and its Restricted Subsidiaries that occurs after the Issue Date; provided, however, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of this Section 4.7; plus (B) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date (provided, however, that the Company may elect to apply all or any portion of the aggregate increase contemplated by the proviso of this clause (v) in any calendar year and, to the extent any payment described under this clause (v) is made by delivery of Debt and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Debt makes payments with respect to such Debt);
     (xii) the repurchase of Capital Interests deemed to occur (A) upon the exercise of stock options, warrants or similar rights to the extent such Capital Interests represent a portion of the exercise price of those stock options or warrants, (B) as a result of common shares utilized to satisfy tax withholding obligations upon exercise of stock options or vesting of other equity awards or (C) upon the cancellation of stock options, warrants or other equity awards;
     (xiii) cash payments, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Interests of the Company or a Restricted Subsidiary;
     (xiv) the declaration and payment of dividends to holders of any class or series of Redeemable Capital Interests of the Company or any Restricted Subsidiary issued or Incurred in compliance with Section 4.9 to the extent such dividends are included in the definition of Consolidated Fixed Charges;
     (xv) purchase or acquire shares of the Company’s Capital Interests in open-market purchases for matching contributions to any employees of the Company or its Subsidiaries pursuant to any employee stock purchase plan, deferred compensation plan or other benefit plan;

     (xvi) to the extent no Default in any payment in respect of principal or interest under the Notes or Event of Default has occurred and is continuing or will occur as a consequence thereof, upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any subordinated Debt pursuant to provisions substantially similar to those contained in Section 4.10 and Section 4.14 at a Purchase Price not greater than 101% of the principal amount thereof (in the case of a Change of Control) or at a percentage of the principal amount thereof not higher than the principal amount applicable to the Notes (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Company has made an Offer to Purchase with respect to the Notes and has repurchased all Notes validly tendered for payment and not withdrawn in connection therewith;
     (xvii) to the extent no Default in any payment in respect of principal or interest under the Notes or the Credit Agreement or Event of Default has occurred and is continuing or will occur as a consequence thereof, other Restricted Payments not in excess of the greater of (x) $35.0 million and (y) 2.5% of Consolidated Total Assets (in each case to the extent not otherwise included in Consolidated Net Income net of, with respect to any Restricted Payment that constitutes an Investment in any particular Person made in reliance on this clause, the return thereon received after the Issue Date as a result of any sale for cash or Cash Equivalents, repayment, redemption, liquidating distribution or other realization for cash or Cash Equivalents, not to exceed the amount of Investments made after the Issue Date in such Person in reliance on this clause); and
     (xviii) purchase, repurchase, redeem, acquire or retire for nominal value common stock or preferred stock purchase rights in each case issued in connection with any shareholder rights plan that may be adopted by the Company.
          If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Company, would be permitted under the requirements of this Supplemental Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Supplemental Indenture notwithstanding any subsequent adjustment made in good faith to the Company’s financial statements affecting Consolidated Net Income.
          If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with this Supplemental Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the first paragraph under this Section 4.7, in each case to the extent such Investments would otherwise be so counted.
          If the Company or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of an Investment in accordance with Section 4.10, which Investment was originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of “Restricted Payments,” the aggregate amount expended or declared for all Restricted Payments shall be reduced by the lesser of (i) the net cash proceeds from the transfer, conveyance, sale, lease or other disposition of such Investment or (ii) the amount of the original Investment, in each case, to the extent originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of “Restricted Payments.”
          For purposes of this Section 4.7, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.
          SECTION 4.8 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Interests owned by the Company or any Restricted Subsidiary or pay any Debt or other obligation owed to the Company or any Restricted Subsidiary, (ii) make loans or advances to the Company or any Restricted Subsidiary thereof or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary.
          However, the preceding restrictions will not apply to the following encumbrances or restrictions existing under or by reason of:
     (a) any encumbrance or restriction in existence on the Issue Date, including those required by the Credit Agreement or by any other agreement or documents entered into in connection with the Credit Agreement and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, or refinancings, of any of the foregoing agreements or documents, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, in the good faith judgment of the Company, are not materially more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those contained in these agreements on the Issue Date or refinancings thereof;
     (b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);
     (c) any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary of the Company on or after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

     (d) any instrument governing Debt or Capital Interests of a Person acquired by the Company or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Capital Interests was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Debt, such Debt was permitted by the terms of this Supplemental Indenture to be Incurred;
     (e) any encumbrance or restriction under this Supplemental Indenture, the Notes and any Note Guarantees;
     (f) any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Debt issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (a) through (e), so long as the encumbrances and restrictions contained in any such renewal, refunding, replacement, refinancing or extension agreement are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in the agreements governing the Debt being renewed, refunded, replaced, refinanced or extended in the good faith judgment of the Company;
     (g) customary provisions restricting subletting or assignment of any lease, contract, or license of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;
     (h) any encumbrance or restriction by reason of applicable law, rule, regulation, order, license, permit or similar restriction;
     (i) any encumbrance or restriction under the sale of assets or Capital Interests, including, without limitation, any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;
     (j) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into the ordinary course of business;
     (k) customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, sale leaseback agreements and other similar agreements;
     (l) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on that property so acquired of the nature described in clause (iii) of the first paragraph of this Section 4.8;
     (m) Liens securing Debt otherwise permitted to be Incurred under this Supplemental Indenture, including pursuant to Section 4.12, that limit the right of the debtor to dispose of the assets subject to such Liens;

     (n) any Non-Recourse Receivable Subsidiary Indebtedness or other contractual requirements of a Receivable Subsidiary that is a Restricted Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivable Subsidiary or the receivables and related assets described in the definition of Qualified Receivables Transaction which are subject to such Qualified Receivables Transaction;
     (o) any other agreement governing Debt entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date; and
     (p) existing under any agreement relating to Debt Incurred by Foreign Subsidiaries permitted to be Incurred pursuant to the covenant in Section 4.7 and Refinancing Debt in respect thereof; provided that such restrictions are customary for a financing of such type and apply only to the Persons Incurring such Debt (including Guarantees thereof) and their Subsidiaries.
          Nothing contained in this Section 4.8 shall prevent the Company or any Restricted Subsidiary from (i) creating, incurring, assuming or suffering to exist any Liens otherwise permitted under Section 4.12 or (ii) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Debt of the Company or any of its Restricted Subsidiaries Incurred in accordance with Section 4.9 and Section 4.12 hereof.
          SECTION 4.9 Limitation on Incurrence of Debt. The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt); provided that the Company and any of its Restricted Subsidiaries may Incur Debt (including Acquired Debt) if, immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, (a) the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries, determined on a pro forma basis as if any such Debt (including any other Debt, other than Debt Incurred under the revolving portion of a Credit Facility, being Incurred contemporaneously), and any other Debt Incurred since the beginning of the Four Quarter Period, had been Incurred and the proceeds thereof had been applied at the beginning of the Four Quarter Period, and any other Debt repaid (other than Debt Incurred under the revolving portion of a Credit Facility) since the beginning of the Four Quarter Period had been repaid at the beginning of the Four Quarter Period, would be greater than 2.00 to 1.00 and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Debt.
          If, during the Four Quarter Period or subsequent thereto and prior to the date of determination, the Company or any of its Restricted Subsidiaries, or any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries, shall have engaged in any Asset Sale or Asset Acquisition, Investments, mergers, consolidations, discontinued operations (as determined in accordance with GAAP) or shall have designated any Restricted Subsidiary to be an Unrestricted Subsidiary or any Unrestricted Subsidiary to be a Restricted Subsidiary, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Expense for the Four Quarter Period shall be calculated on a pro forma basis giving effect to such Asset Sale or Asset Acquisition, Investments, mergers, consolidations, discontinued operations or designation, as the case may be, and the application of any proceeds therefrom as if such Asset Sale or Asset Acquisition, Investments, mergers, consolidations, discontinued operations or designation had occurred on the first day of the Four Quarter Period.
          If the Debt which is the subject of a determination under this provision is Acquired Debt, or Debt Incurred in connection with the simultaneous acquisition of any Person, business, property or assets, or Debt of an Unrestricted Subsidiary being designated as a Restricted Subsidiary, then such ratio shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the Four Quarter Period) to (x) the Incurrence of such Acquired Debt or such other Debt by the Company or any of its Restricted Subsidiaries and (y) the inclusion, in Consolidated Cash Flow Available for Fixed Charges, of the Consolidated Cash Flow Available for Fixed Charges of the acquired Person, business, property or assets or redesignated Subsidiary.
          Notwithstanding the first paragraph above, the Company and its Restricted Subsidiaries may Incur Permitted Debt.
          For purposes of determining any particular amount of Debt under this Section 4.9, (x) Debt Incurred under the Credit Agreement and outstanding on the Issue Date shall at all times be treated as Incurred pursuant to clause (i) of the definition of “Permitted Debt,” and (y) Guarantees, Liens or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included. For purposes of determining any particular amount of Debt under this “Limitation on Incurrence of Debt” covenant, if obligations in respect of letters of credit are Incurred pursuant to the Credit Facilities and are being treated as Incurred pursuant to clause (i) of the definition of Permitted Debt and the letters of credit relate to other Debt, then such other Debt shall not be deemed to have been Incurred. For purposes of determining compliance with this Section 4.9, in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, including categories of Permitted Debt and under the first paragraph of this Section 4.9, the Company, in its sole discretion, may classify and divide, and from time to time may reclassify and redivide, all or any portion of such item of Debt. For purposes of determining compliance of any non-U.S. dollar-denominated Debt with this Section 4.9, the amount outstanding under U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall at all times be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred, in the case of the term Debt, or first committed, in the cases of the revolving credit Debt, provided, however, that if such Debt is Incurred to refinance other Debt denominated in the same or different currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Debt does not exceed the principal amount of such Debt being refinanced.
          The Company and any Guarantor will not Incur any Debt that pursuant to its terms is subordinate or junior in right of payment to any Debt unless such Debt is subordinated in right of payment to the Notes and the applicable Note Guarantee to the same extent; provided that Debt will not be considered subordinate or junior in right of payment to any other Debt solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority or by virtue of structural subordination.
          SECTION 4.10 Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
     (a) the Company (or the applicable Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Capital Interests issued or sold or otherwise disposed of; and
     (b) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Eligible Cash Equivalents. For purposes of this clause (b), each of the following will be deemed to be cash:
     (i) any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee), or any Guarantees of Debt (including without limitation the SunBelt Guarantee) of Persons other than the Company or its Restricted Subsidiaries, that are assumed (contractually or otherwise) by the person acquiring such assets to the extent that the Company and its Restricted Subsidiaries have no further liability with respect to such liabilities;
     (ii) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of their receipt to the extent of the cash received in that conversion;
     (iii) any stock or assets of the kind referred to in clauses (b) or (d) of the next paragraph of this Section 4.10; and
     (iv) any Designated Non-Cash Consideration received by the Company or its Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iv) that is at that time outstanding in the aggregate, not to exceed the greater of (i) $35 million and (ii) 2.5% of the Company’s Consolidated Total Assets, in each case at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration measured at the time received and without giving effect to subsequent changes in value.

          Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds at its option:
     (c) to permanently repay Debt and, if the Obligation repaid is revolving credit Debt, to correspondingly reduce commitments with respect thereto (A) under the Credit Facilities, (B) other Debt outstanding on the Issue Date (other than Debt subordinated by its terms to the Notes) with a Stated Maturity priority to the maturity of the Notes and (C) Debt of any Restricted Subsidiary that is not a Guarantor of the Notes;
     (d) to acquire all or substantially all of the assets of, or any Capital Interests of, another Permitted Business, if, after giving effect to any such acquisition of Capital Interests, the Permitted Business is or becomes a Restricted Subsidiary of the Company;
     (e) to make a capital expenditure in or that is used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets in accordance with the provisions of this Supplemental Indenture;
     (f) to acquire other assets (other than inventory) that are used or useful in a Permitted Business;
     (g) to repay or repurchase Debt secured by the assets of the Company or any Restricted Subsidiaries; or
     (h) any combination of the foregoing.
          In addition to the foregoing, any acquisition of the type described in clauses (b) or (d) and/or any capital expenditure described in clause (c), in each case made within 180 days prior to an Asset Sale, shall be deemed to satisfy this paragraph with respect to the application of the Net Cash Proceeds from such Asset Sale.
          Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph of this Section 4.10 or that is not segregated from the general funds of the Company for investment as permitted by the foregoing clauses (b), (c) and (d) in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 365-day period and that shall not have been completed or abandoned shall constitute “Excess Proceeds”; provided, however, that the amount of any Net Cash Proceeds that cease to be so segregated as contemplated above and any Net Cash Proceeds that are segregated in respect of a project that is abandoned or completed shall also constitute “Excess Proceeds” at the time any such Net Cash Proceeds cease to be so segregated or at the time the relevant project is so abandoned or completed, as applicable; provided further, however, that the amount of any Net Cash Proceeds that continues to be segregated for investment and that is not actually reinvested within 540 days from the date of the receipt of such Net Cash Proceeds shall also constitute “Excess Proceeds.”
          When the aggregate amount of Excess Proceeds exceeds $35.0 million, the Company will (and at any time the Company may), within 30 days, make an Offer to Purchase to all Holders of Notes and to all holders of other Debt ranking pari passu with the Notes containing provisions similar to those set forth in this Supplemental Indenture with respect to assets sales, equal to the Excess Proceeds. The offer price in any Offer to Purchase will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those funds for any purpose not otherwise prohibited by this Supplemental Indenture and they will no longer constitute Excess Proceeds. If the aggregate principal amount of Notes and other pari passu debt tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis among each series subject to the Depositary’s procedures. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero. Pending the final application of any Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by this Supplemental Indenture.
          The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Supplemental Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under the Asset Sale provisions of this Supplemental Indenture by virtue of such compliance.
          SECTION 4.11 Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:
     (a) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Subsidiary than those that could reasonably be expected to have been obtained in a comparable arm’s length transaction by the Company or such Subsidiary with an unaffiliated party; and
     (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above; and
     (c) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Company must obtain and deliver to the Trustee a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that the transaction is fair to the

Company or such Restricted Subsidiary, as the case may be, from a financial point of view.
          The foregoing limitations do not limit, and shall not apply to:
     (d) Restricted Payments that are permitted by the provisions of this Supplemental Indenture pursuant to Section 4.7 and Permitted Investments permitted under this Supplemental Indenture;
     (e) the payment of reasonable and customary compensation and indemnities and other benefits to members of the Board of Directors of the Company or a Restricted Subsidiary who are outside directors;
     (f) the payment of reasonable and customary compensation (including awards or grants in cash or securities and other payments) and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnities to officers and employees of the Company or any Restricted Subsidiary as determined by the Board of Directors thereof in good faith;
     (g) transactions between or among the Company and/or its Restricted Subsidiaries;
     (h) any agreement or arrangement as in effect on the Issue Date and any amendment or modification thereto so long as such amendment or modification is not more disadvantageous to the Holders of the Notes in any material respect;
     (i) any contribution of capital to the Company;
     (j) transactions permitted by, and complying with, Article V and Section 10.5 hereof;
     (k) any transaction with a joint venture, partnership, limited liability company or other entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in such joint venture, partnership, limited liability company or other entity;
     (l) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and on terms that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Company, than those that could reasonably be expected to be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Company;
     (m) transactions effected as part of a Qualified Receivables Transaction;
     (n) loans (or Guarantees of third-party loans) and advances to officers, directors and employees of the Company and Subsidiaries in an aggregate amount not to exceed $10.0 million at any one time outstanding for travel, entertainment, relocation and analogous ordinary business purposes; and
     (o) the issuance or sale of any Capital Stock (other than Disqualified Capital Stock) of the Company.
          SECTION 4.12 Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind (other than Permitted Liens) (the “Initial Liens”) on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, which Liens secure Debt, without securing the Notes and all other amounts due under this Supplemental Indenture equally and ratably with (or prior to) the Debt secured by such Lien until such time as such Debt is no longer secured by such Lien; provided that if the Debt so secured is subordinated by its terms to the Notes or a Note Guarantee, the Lien securing such Debt will also be so subordinated by its terms to the Notes and the applicable Note Guarantee at least to the same extent. Any Lien created for the benefit of the Holders of the Notes pursuant to the foregoing sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.
          SECTION 4.13 Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless:
     (a) the consideration received in such Sale and Leaseback Transaction is at least equal to the Fair Market Value of the property sold,
     (b) prior to and after giving effect to the Attributable Debt in respect of such Sale and Leaseback Transaction, the Company and such Restricted Subsidiary comply with Section 4.9, and
     (c) at or after such time the Company and such Restricted Subsidiary also comply with Section 4.10, if applicable.
          SECTION 4.14 Offer to Purchase upon Change of Control. Upon the occurrence of a Change of Control or, at the Company’s option, prior to the consummation of a Change of Control but after it is publicly announced, unless the Company has exercised its right to redeem all of the Notes in accordance with Section 3.7, the Company will make an Offer to Purchase (the “Change of Control Offer”) all of the outstanding Notes (with a copy to the Trustee) at a Purchase Price in cash equal to 101% of the principal amount tendered, together with accrued interest, if any, to but not including the Purchase Date (the “Change of Control Payment”). For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) within 60 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, the Company commences an Offer to Purchase all outstanding Notes at the Purchase Price (provided that the running of such 60-day period shall be suspended, for up to a maximum of 30 days, during any period when the commencement of such Offer to Purchase is delayed or suspended by reason of any court’s or governmental authority’s review of or ruling on any materials being employed by the Company to effect such Offer to Purchase, so long as the Company has used and continues to use its commercially reasonable efforts to make and conclude such Offer to Purchase promptly) and (ii) all Notes properly tendered pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase.
          The Change of Control provisions described above will be applicable whether or not any other provisions of this Supplemental Indenture are applicable. Except as described above with respect to a Change of Control, this Supplemental Indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
          The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer contemporaneously with or upon a Change of Control, in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
          To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Supplemental Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of this Supplemental Indenture by virtue of such conflict.
          In addition, an Offer to Purchase may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of launching the Offer to Purchase.
          SECTION 4.15 Corporate Existence. Subject to Section 4.14 and Article V hereof, as the case may be, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.
          SECTION 4.16 Business Activities. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.
          SECTION 4.17 Limitation on Creation of Unrestricted Subsidiaries. The Company may designate any Subsidiary of the Company to be an “Unrestricted Subsidiary” as provided below, in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

          The Company may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Interests of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of the Company, provided that either:
     (x) the Subsidiary to be so designated has total assets of $1,000 or less; or
     (y) the Company could make a Restricted Payment at the time of designation in an amount equal to the Fair Market Value of such Subsidiary pursuant to Section 4.7 and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the amount available for Restricted Payments thereunder.
          An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred pursuant to Section 4.9 and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to Section 4.12.
          SECTION 4.18 Maintenance of Properties; Insurance; Books and Records. (a) Subject to, and in compliance with, the provisions of Article X, the Issuer shall cause all material properties used or useful in the conduct of its business or the business of any of the Guarantors to be maintained and kept in good operating condition, repair and working order (ordinary wear and tear and casualty loss excepted) and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto; provided that the Issuer shall not be obligated to make such repairs, renewals, replacements, betterments and improvements that would not result in a material adverse effect on the ability of the Issuer and the Guarantors to satisfy their obligations under the Notes, the Guarantees and this Supplemental Indenture.
          (b) The Issuer shall maintain, and shall cause the Guarantors to maintain, insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and co-insurance provisions, as are customarily carried by similar businesses or similar size in the locations which such business is conducted, including property and casualty loss, workers’ compensation and interruption of business insurance.
          (c) The Issuer shall, and shall cause each Guarantor to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions of the Issuer and each of the Guarantors, in accordance with GAAP.
          SECTION 4.19 Covenant Suspension. (a) If on any date following the date of this Supplemental Indenture:
          (i) the Notes are rated Baa3 or higher by Moody’s and BBB- or higher by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company as a replacement agency); and

          (ii) no Default or Event of Default shall have occurred and be continuing;
then, beginning on that date and subject to the provisions of the following paragraph, the covenants specifically listed in Sections 4.7, 4.8, 4.9, 4.10, 4.11, 4.13, 4.16, 4.17 and clause (c) of Section 5.1 will be suspended (“covenant suspension”).
          (b) During any period that the foregoing covenants have been suspended, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries unless such designation would have been permitted pursuant Section 4.17 if a suspension period had not been in effect at such time.
          (c) Upon the occurrence of a covenant suspension event, the amount of Net Cash Proceeds shall be set at zero.
          (d) Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline and the Notes are not rated Baa3 or higher by Moody’s and BBB- or higher by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company as a replacement agency), the foregoing covenants will be reinstated as of and from the date of such rating decline ( “covenant reinstatement”). Calculations under the reinstated section 4.7 will be made as if Section 4.7 had been in effect since the date of this Supplemental Indenture, except that no Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. Debt Incurred during any suspension period will be classified initially to have been Incurred pursuant to clause (b) of the definition of “Permitted Debt.” Notwithstanding that the suspended covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with such suspended covenants during any suspension period (or upon termination of any covenant suspension period or after that time based solely on events that occurred during the suspension period). The Issuer shall promptly deliver to the Holders and to the Trustee notice of any covenant suspension and covenant reinstatement. Such notice shall reference the date such suspension or reinstatement of covenants became effective.
          SECTION 4.20 Note Guarantees. The Company will not permit any Restricted Subsidiary (other than a Foreign Subsidiary or a Receivable Subsidiary) to Incur any Debt (other than (A) Debt Incurred pursuant to clauses (d), (e), (h), (i), (j), (k), (l), (m), (n), (p), (r), (s) and (t) (in the case of clause (t), such Refinancing Debt only with respect to such foregoing clauses of the definition of “Permitted Debt”) of the definition of “Permitted Debt” and (B) other Debt having an aggregate principal amount for all non-Guarantors (other than Foreign Subsidiaries or Receivable Subsidiaries) not in excess of $35.0 million at any one time outstanding; provided that, in the case of clause (B), at the time of, and after giving effect to, the Incurrence of such Debt the Company could Incur $1.00 of additional Debt (other than Permitted Debt) under the provisions described in the first paragraph of Section 4.9) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Supplemental Indenture providing for a Guarantee of the payment of the Notes by such Restricted Subsidiary (a “Note Guarantee”); provided that any Subsidiary that is an Immaterial Subsidiary shall not be required to become a Guarantor only if such Subsidiary continues to constitute an Immaterial Subsidiary.
          If the Guaranteed Debt is subordinated in right of payment to the Notes, pursuant to a written agreement to that effect, the Guarantee of such Guaranteed Debt must be subordinated in right of payment to any Note Guarantee to at least the extent that the Guaranteed Debt is subordinated to the Notes.
ARTICLE V
SUCCESSORS
          SECTION 5.1 Consolidation, Merger, Conveyance, Transfer or Lease. The Company will not in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing Person or the merger of a Restricted Subsidiary into or with another Restricted Subsidiary or another Person that as a result of such transaction becomes or merges into a Restricted Subsidiary), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:
     (a) either: (i) the Company shall be the continuing Person or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of the Company (such Person, the “Surviving Entity”), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia and (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of the Company under this Supplemental Indenture; provided that at any time the Company or its successor is not a corporation, there shall be a co-issuer of the Notes that is a corporation;
     (b) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom;
     (c) immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, the Company (or the Surviving Entity if the Company is not continuing) could Incur $1.00 of additional Debt (other than Permitted Debt) under the provisions described in the first paragraph of Section 4.9 or the Fixed Charge Coverage Ratio would not be less than immediately prior to such transaction or series of transactions; and
     (d) the Company delivers, or causes to be delivered, to the Trustee, in form satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Supplemental Indenture.
          Notwithstanding the foregoing, failure to satisfy the requirements of the preceding clauses (b) and (c) will not prohibit:
     (e) a merger between the Company and a Restricted Subsidiary that is a wholly owned Subsidiary of the Company; or
     (f) a merger between the Company and an Affiliate solely for the purpose of converting the Company into a corporation organized under the laws of the United States or any political subdivision or state thereof;
so long as the amount of Debt of the Company and its Restricted Subsidiaries is not increased thereby.
          For all purposes of this Supplemental Indenture and the Notes, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to this Supplemental Indenture and all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Company and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.
          Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in this Section 5.1, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer, under this Supplemental Indenture with the same effect as if such Surviving Entity had been named as the Issuer therein; and when a Surviving Person duly assumes all of the obligations and covenants of the Issuer pursuant to this Supplemental Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.
          SECTION 5.2 Successor Person Substituted. Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.1 hereof, the successor corporation formed by such consolidation or into or with which the Company (and, if necessary, any co-issuer) is merged or to which such sale, assignment, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Supplemental Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and shall exercise every right and power of, the Company under this Supplemental Indenture with the same effect as if such successor Person had been named as the Company herein and when such successor Person duly assumes all the obligations and covenants of the Company pursuant to this Supplemental Indenture and the Notes the predecessor Person shall be relieved of all such obligations; provided, however, that in the event of a transfer or lease, the predecessor shall not be released from the payment of principal and interest or other obligations on the Notes.
ARTICLE VI
DEFAULTS AND REMEDIES
          SECTION 6.1 Events of Default. Each of the following constitutes an “Event of Default”:
     (a) default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);
     (b) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;
     (c) failure to perform or comply with Section 4.3 and continuance of such failure to perform or comply for a period of 120 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;
     (d) except as permitted by this Supplemental Indenture, any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) shall for any reason cease to be, or it shall be asserted by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms;
     (e) default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor in this Supplemental Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (a), (b) (c) or (d) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;
     (f) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Company or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $40.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $40.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

     (g) the entry against the Company or any Restricted Subsidiary that is a Significant Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $40.0 million (net of any amounts covered by insurance where coverage has not been disclaimed or denied), by a court or courts of competent jurisdiction, which judgment or judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days; or
     (h) (i) the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:
     (A) commences a voluntary case;
     (B) consents to the entry of an order for relief against it in an involuntary case;
     (C) consents to the appointment of a custodian of it or for all or substantially all of its property;
     (D) makes a general assignment for the benefit of its creditors; or
     (E) generally is not paying its debts as they become due; or
            (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (A) is for relief against the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;
     (B) appoints a custodian of the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or
     (C) orders the liquidation of the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, and the order or decree under this clause (ii) remains unstayed and in effect for 60 consecutive days.
          SECTION 6.2 Acceleration. If an Event of Default (other than an Event of Default specified in clause (h) of Section 6.1 with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the

Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in this Supplemental Indenture.
          In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (f) of Section 6.1 has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (f) of Section 6.1 shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Debt within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.
          If an Event of Default specified in clause (h) of Section 6.1 occurs with respect to the Company, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interests of the Holders to do so.
          No Holder of any Note will have any right to institute any proceeding with respect to this Supplemental Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee, and provided indemnity reasonably satisfactory to the Trustee, to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a Note directly (as opposed to through the Trustee) for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.
          SECTION 6.3 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, interest on the Notes or to enforce the performance of any provision of the Notes or this Supplemental Indenture.
          The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

          SECTION 6.4 Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Supplemental Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (other than as a result of an acceleration), which shall require the consent of all of the Holders of the Notes then outstanding.
          SECTION 6.5 Control by Majority. The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust power conferred on it. However, (i) the Trustee may refuse to follow any direction that conflicts with law or this Supplemental Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability, and (ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.
          SECTION 6.6 Limitation on Suits. A Holder may pursue a remedy with respect to this Supplemental Indenture or the Notes only if:
     (a) the Holder gives to the Trustee written notice of a continuing Event of Default or the Trustee receives such notice from the Company;
     (b) the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;
     (c) such Holder or Holders offer and, if requested, provide to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;
     (d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of such indemnity or security; and
     (e) during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.
          A Holder may not use this Supplemental Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.
          SECTION 6.7 Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Supplemental Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

          SECTION 6.8 Collection Suit by Trustee. If an Event of Default specified in Section 6.1(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
          SECTION 6.9 Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding. The Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and be a member of a creditors’ or other similar committee.
          SECTION 6.10 Priorities. Any money collected by the Trustee pursuant to this Article VI and any money or other property distributable in respect of the Company’s obligations under this Supplemental Indenture after an Event of Default shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, if any, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:
     First: to the Trustee (including any predecessor Trustee), its agents and attorneys for amounts due under Section 7.7 hereof, including payment of all reasonable compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;
     Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest respectively; and
     Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.
          The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.
          SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Supplemental Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.
ARTICLE VII
TRUSTEE
          SECTION 7.1 Duties of Trustee. (a) If an Event of Default of which the Trustee has knowledge has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Supplemental Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.
          (b) Except during the continuance of an Event of Default of which the Trustee has knowledge:
          (i) the duties of the Trustee shall be determined solely by the express provisions of this Supplemental Indenture and the TIA and the Trustee need perform only those duties that are specifically set forth in this Supplemental Indenture or the TIA and no others; and
          (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Supplemental Indenture. However, the Trustee shall examine the certificates and opinions specifically required to be furnished to it to determine whether or not they conform as to form with the requirements of this Supplemental Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts or conclusions stated therein).
          (c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

          (i) this paragraph does not limit the effect of paragraphs (b) or (e) of this Section 7.1;
          (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
          (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5 hereof.
          (d) Whether or not therein expressly so provided, every provision of this Supplemental Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c), (e) and (f) of this Section 7.1.
          (e) No provision of this Supplemental Indenture shall require the Trustee to expand or risk its own funds or otherwise incur any financial liability in the performance of any of its duties, or in the exercise of its duties or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk is not reasonably assured to it.
          (f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust pursuant to Article VIII.
          (g) The Trustee shall not be charged with knowledge of any Event of Default unless either (1) a Responsible Officer shall have actual knowledge of such Event of Default or (2) written notice of such Event of Default shall have been received by a Responsible Officer in accordance with the provisions of this Supplemental Indenture.
          SECTION 7.2 Rights of Trustee. (a) The Trustee, as Trustee and acting in each of its capacities hereunder, may rely and shall be protected in acting or refraining from acting on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such document.
          (b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of the Trustee’s own choosing and the Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance on the advice or opinion of such counsel or on any Opinion of Counsel.
          (c) The Trustee may act through its agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

          (d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Supplemental Indenture, provided that the Trustee’s conduct does not constitute negligence. Any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Officer’s Certificate and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution. Whenever in the administration of this Supplemental Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officer’s Certificate.
          (e) Unless otherwise specifically provided in this Supplemental Indenture, any demand, request, direction or notice from the Company or a Guarantor shall be sufficient if signed by an Officer of the Company or such Guarantor.
          (f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Supplemental Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security and indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.
          (g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Company or any Guarantor, personally or by agent or attorney at the sole cost of the Company, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
          (h) The rights, privileges, protections and benefits given to the Trustee, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each Agent, custodian and other Persons employed to act hereunder.
          (i) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Supplemental Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.
          (j) Delivery of reports, information and documents to the Trustee under Section 4.3 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

          (k) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
          SECTION 7.3 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as defined in Section 310(b) of the TIA, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.
          SECTION 7.4 Trustee’s Disclaimer. The Trustee makes no representation as to the validity or adequacy of this Supplemental Indenture or the Notes, and it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer’s or upon the Issuer’s direction under any provision of this Supplemental Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recitals herein or any statement in the Notes, any statement or recital in the Prospectus Supplement or any document in connection with the sale of the Notes or pursuant to this Supplemental Indenture other than its certificate of authentication on the Notes.
          SECTION 7.5 Notice of Defaults. If a Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall send electronically or mail to Holders a notice of the Default within 90 days after it occurs. Except in the case of a Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the Holders.
          SECTION 7.6 Reports by Trustee to Holders of the Notes. Within 60 days after each May 15 beginning May 15, 2011, and for so long as Notes remain outstanding, the Trustee shall send to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).
          A copy of each report at the time of its delivery to the Holders shall be mailed or delivered to the Company and filed with the Commission and each stock exchange on which the Company has informed the Trustee in writing the Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange and of any delisting thereof.

          SECTION 7.7 Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time compensation for its acceptance of this Supplemental Indenture and services hereunder as the parties will agree from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable out of pocket expenses incurred by it. Such expenses shall include the reasonable compensation and expenses of the Trustee’s agents and counsel.
          The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee (which for purposes of this Section 7.7 shall include its officers, directors, employees and agents) against any and all claims, damages, losses, liabilities or expenses (including attorneys’ fees) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Supplemental Indenture, including the costs and expenses of enforcing this Supplemental Indenture against the Issuer (including this Section 7.7) and defending itself against any claim (whether asserted by the Issuer or any Holder or any other Person) or liability in connection with the exercise or performance of any of its rights, powers or duties hereunder except to the extent any such loss, claim, damage, liability or expense may be attributable to its negligence, willful misconduct or bad faith. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of one such counsel. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. Under no circumstances shall the Trustee be liable for any consequential or punitive damages of any kind.
          The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee or by any officer, director, employee, shareholder or agent of the Trustee through negligence or bad faith.
          The obligations of the Issuer and the Guarantors under this Section 7.7 shall survive the satisfaction and discharge or termination for any reason of this Supplemental Indenture or the resignation or removal of the Trustee.
          To secure the Issuer’s and the Guarantors’ obligations in this Section 7.7, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal or interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge or termination for any reason of this Supplemental Indenture and the resignation or removal of the Trustee.
          In addition, and without prejudice to the rights provided to the Trustee under any of the provisions of this Supplemental Indenture, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(h) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
          “Trustee” for the purposes of this Section 7.7 shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.
          The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.
          SECTION 7.8 Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8.
          The Trustee may resign at any time and be discharged from the trust hereby created by so notifying the Issuer in writing. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:
     (a) the Trustee fails to comply with Section 7.10 hereof;
     (b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
     (c) a Custodian or public officer takes charge of the Trustee or its property; or
     (d) the Trustee becomes incapable of acting.
          If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall notify each Holder of such event and shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of all outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.
          A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Promptly after that, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided in Section 7.7 hereof, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Supplemental Indenture. A successor Trustee shall deliver notice of its succession to each Holder.
          If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least a majority in principal amount of all outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
          If the Trustee fails to comply with Section 7.10 hereof, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

          Issuer’s and Guarantors’ obligations under Section 7.7 hereof shall continue for the benefit of the retiring Trustee.
          SECTION 7.9 Successor Trustee by Merger, Etc. If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee or any Agent, as applicable.
          SECTION 7.10 Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities. The Trustee together with its affiliates shall at all times have a combined capital and surplus of at least $50.0 million as set forth in its most recent annual report of condition.
          This Supplemental Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(l), (2) and (5). The Trustee shall be subject to TIA § 310(b) including the provision in § 310(b)(1); provided that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, or series of securities under this Supplemental Indenture, of the Issuer or the Guarantors are outstanding if the requirements for exclusion set forth in TIA § 310(b)(1) are met.
          SECTION 7.11 Preferential Collection of Claims Against the Issuer. The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.
          SECTION 7.12 Trustee’s Application for Instructions from the Issuer. Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Supplemental Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than twenty Business Days after the date any officer of the Issuer actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.
          SECTION 7.13 Calculations in Respect of Securities.
The Company will be responsible for making calculations called for under the Securities. These calculations include, but are not limited to, determination of premiums, if any, additional amounts, if any, original issue discount, if any, and conversion rates and adjustments, if any. The Company will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders of the Securities. The Company will provide a schedule of its calculations to the Trustee when applicable, and the Trustee is entitled to rely conclusively on the accuracy of the Company’s calculations without independent verification.
ARTICLE VIII
DEFEASANCE AND COVENANT DEFEASANCE
          SECTION 8.1 Option to Effect Defeasance or Covenant Defeasance. The Issuer may, at the option of its Board of Directors evidenced by a Board Resolution set forth in an Officer’s Certificate, at any time, elect to have either Section 8.2 or 8.3 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.
     SECTION 8.2 Defeasance and Discharge(a) . Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “defeasance”). For this purpose, defeasance means that the Issuer shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Supplemental Indenture referred to in (a) and (b) below, and to have satisfied all of its other obligations under such Notes and this Supplemental Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.4(a); (b) the Issuer’s obligations with respect to such Notes under Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.10 and 4.2 hereof; (c) the rights, powers, trusts, benefits and immunities of the Trustee, including without limitation thereunder, under Section 7.7, 8.5 and 8.7 hereof and the Issuer’s obligations in connection therewith; (d) the Company’s rights pursuant to Section 3.7; and (e) the provisions of this Article VIII. Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 hereof.
          SECTION 8.3 Covenant Defeasance. Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from its obligations under the covenants contained in Sections 4.3, 4.4, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.16, 4.17 and 5.1 hereof with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “covenant defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, covenant defeasance means that, with respect to the outstanding Notes, the Issuer or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Supplemental Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(c) and (e) hereof shall not constitute Events of Default.
          SECTION 8.4 Conditions to Defeasance or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.2 or 8.3 hereof to the outstanding Notes:
          In order to exercise either defeasance or covenant defeasance:
     (a) the Issuer must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (A) money in an amount, (B) U.S. government obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Issuer has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Issuer) the redemption date thereof, as the case may be, in accordance with the terms of this Supplemental Indenture and such Notes;
     (b) in the case of defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Supplemental Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;
     (c) in the case of covenant defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;
     (d) no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);
     (e) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the TIA (assuming all Notes are in default within the meaning of the TIA);
     (f) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Supplemental Indenture) to which the Company is a party or by which the Company is bound; and
     (g) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.
          Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) above with respect to a defeasance need not to be delivered if all Notes not therefore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.
          SECTION 8.5 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6 hereof, all money and non-callable U.S. government obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes shall be held in trust, shall not be invested, and applied by the Trustee, in accordance with the provisions of such Notes and this Supplemental Indenture, to the payment, either directly or through any Paying Agent (including the Company or any Subsidiary acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.
          The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. government obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
          Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the written request of the Issuer and be relieved of all liability with respect to any money or non-callable U.S. government obligations held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent defeasance or covenant defeasance.
          SECTION 8.6 Repayment to Issuer. Subject to applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest, if any, on any Note and remaining unclaimed for one year after such principal and premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer.
          SECTION 8.7 Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable U.S. government obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Issuer under this Supplemental Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE IX
AMENDMENT, SUPPLEMENT AND WAIVER
          SECTION 9.1 Without Consent of Holders of the Notes. Notwithstanding Section 9.2 of this Supplemental Indenture, without the consent of any Holders, the Issuer, any Guarantors (except that any existing Guarantors need not execute a supplemental indenture entered into pursuant to clause (g) below) and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to this Supplemental Indenture and any Note Guarantees for any of the following purposes:
     (a) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in this Supplemental Indenture, any Note Guarantees and the Notes;

     (b) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Issuer;
     (c) to add additional Events of Default;
     (d) to provide for uncertificated Notes in addition to or in place of the certificated Notes;
     (e) to evidence and provide for the acceptance of appointment under this Supplemental Indenture by a successor Trustee;
     (f) to provide for or confirm the issuance of Additional Notes in accordance with the terms of this Supplemental Indenture;
     (g) to add a Guarantor or to release a Guarantor in accordance with this Supplemental Indenture, or to modify this Supplemental Indenture in connection with the addition of any Guarantor and Note Guarantee;
     (h) to cure any ambiguity, defect, omission, mistake or inconsistency;
     (i) to make any other provisions with respect to matters or questions arising under this Supplemental Indenture, provided that such actions pursuant to this clause (i) shall not adversely affect the legal interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Company;
     (j) to conform the text of this Supplemental Indenture or the Notes to any provision of the “Description of Notes” in the Prospectus Supplement to the extent that the Trustee has received an Officer’s Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in the “Description of Notes”; or
     (k) to effect or maintain the qualification of this Supplemental Indenture under the TIA.
          SECTION 9.2 With Consent of Holders of Notes. With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Issuer, any Guarantors and the Trustee may enter into an indenture or indentures supplemental to this Supplemental Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Supplemental Indenture or the Notes or of modifying in any manner the rights of the Holders under this Supplemental Indenture, including the definitions herein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby:
     (a) change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor,
     (b) reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Supplemental Indenture or certain defaults hereunder and their consequences) provided for in this Supplemental Indenture,
     (c) modify the obligations of the Company to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales after the occurrence of such Change of Control or such Asset Sale,
     (d) modify or change any provision of this Supplemental Indenture affecting the ranking of the Notes or any Note Guarantee in a manner adverse to the Holders of the Notes,
     (e) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of this Supplemental Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or
     (f) release any Note Guarantees required to be maintained under this Supplemental Indenture (other than in accordance with the terms of this Supplemental Indenture).
          The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past Default under this Supplemental Indenture and its consequences, except a Default:
     (g) in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Issuer), or
     (h) in respect of a covenant or provision hereof which under this Supplemental Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected, each of which, for the avoidance of doubt, shall require the consent of all the Holders of the Notes outstanding.
          SECTION 9.3 Compliance with Trust Indenture Act. Every amendment or supplement to this Supplemental Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

          SECTION 9.4 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.
          The Issuer may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver. If the Issuer fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished for the Trustee prior to such solicitation pursuant to Section 2.5 hereof or (ii) such other date as the Issuer shall designate.
          SECTION 9.5 Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.
          Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
          After any amendment, supplement or waiver becomes effective, the Company shall mail to Holders a notice briefly describing such amendment, supplement or waiver. The failure to give such notice shall not affect the validity and effect of such amendment, supplement or waiver.
          SECTION 9.6 Trustee to Sign Amendments, Etc. The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In signing or refusing to sign any amendment or supplemental indenture the Trustee shall be entitled to receive and (subject to Section 7.1 hereof) shall be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Supplemental Indenture, that all conditions precedent thereto have been met or waived, and that it will be valid and binding upon the Issuer and Guarantors in accordance with its terms.
ARTICLE X
NOTE GUARANTEES
          SECTION 10.1 Note Guarantees. (a) Each Guarantor upon executing a supplemental indenture will jointly and severally, fully, unconditionally and irrevocably guarantee the Notes and obligations of the Issuer hereunder and thereunder, and will guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee on behalf of such Holder, that: (i) the principal of and premium, if any and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Law), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Note Guarantees shall be a guarantee of payment and not of collection
          (b) In the case of any Guarantor which is a Foreign Holdco, recourse on its Note Guarantee will extend to all of such Foreign Holdco’s assets except that, with respect to such Foreign Holdco’s assets consisting of any Capital Interests in any CFC, such recourse will not extend to more than 65% of the total voting power of “all classes of stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) (promulgated under the Code) of any such CFC owned directly by such Foreign Holdco.
          (c) Each Guarantor by executing a supplemental indenture will agree that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Supplemental Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.
          (d) Each Guarantor by executing a supplemental indenture will waive the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the Note Guarantee of such Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note and such Note Guarantee or as provided for in this Supplemental Indenture. Each of the Guarantors by executing a supplemental indenture will agree that, in the event of a default in payment of principal or premium, if any or interest on such Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Supplemental Indenture, directly against each of the Guarantors to enforce such Guarantor’s Note Guarantee without first proceeding against the Company or any other Guarantor. Each Guarantor by executing a supplemental indenture will agree that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

          (e) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Note Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (e) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (e) shall survive the termination of this Supplemental Indenture.
          (f) Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.2 hereof for the purposes of the Note Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Section 6.2 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Note Guarantee of such Guarantor.
          SECTION 10.2 Execution and Delivery of Note Guarantee. To evidence its Note Guarantee set forth in Section 10.1, each Guarantor agrees that a notation of such Note Guarantee substantially in the form attached hereto as Exhibit B shall be endorsed on each Note authenticated and delivered by the Trustee. Such notation of Note Guarantee shall be signed on behalf of such Guarantor by an officer of such Guarantor (or, if an officer is not available, by a board member or director or another authorized person) on behalf of such Guarantor by manual or facsimile signature. In case the officer, board member or director of such Guarantor who shall have signed such notation of Note Guarantee shall cease to be such officer, board member or director before the Note on which such Note Guarantee is endorsed shall have been authenticated and delivered by the Trustee, such Note nevertheless may be authenticated and delivered as though the Person who signed such notation of Note Guarantee had not ceased to be such officer, board member or director.
          Each Guarantor agrees that its Note Guarantee set forth in Section 10.1 shall remain in full force and effect and apply to all the Notes notwithstanding any failure to endorse on each Note a notation of such Note Guarantee. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Note Guarantee set forth in this Supplemental Indenture on behalf of the Guarantors.
          The failure to endorse a Note Guarantee shall not affect or impair the validity thereof.
          SECTION 10.3 Severability. In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          SECTION 10.4 Limitation of Guarantors’ Liability. Each Guarantor and by its acceptance of Notes, each Holder, confirms that it is the intention of all such parties that any Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Federal Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Note Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee, result in the obligations of such Guarantor under its Note Guarantee constituting a fraudulent transfer or conveyance.
          SECTION 10.5 Guarantors May Consolidate, Etc., on Certain Terms. Except as otherwise provided in Section 10.6, a Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless:
     (a) immediately after giving effect to such transactions, no Default or Event of Default exists; and
     (b) either:
     (i) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under this Supplemental Indenture pursuant to a supplemental indenture satisfactory to the Trustee; or
     (ii) the Net Cash Proceeds of any such sale or other disposition of a Guarantor, to the extent required, are applied in accordance with the provisions of Section 4.10 hereof; and
     (c) the Company delivers, or causes to be delivered, to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such sale, other disposition, consolidation or merger complies with the requirements of this Supplemental Indenture.
          In case of any such consolidation, merger, sale or conveyance and, if applicable, upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of any Note Guarantee and the due and punctual performance of all of the covenants and conditions of this Supplemental Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Supplemental Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Supplemental Indenture as though all such Note Guarantees had been issued at the date of the execution hereof.
          Except as set forth in Articles IV and V hereof, and notwithstanding clauses (a) and (b) above, nothing contained in this Supplemental Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.
          SECTION 10.6 Releases Following Sale of Assets. Any Guarantor shall be released and relieved of any obligations under this Note Guarantee, (1) in connection with any sale or other disposition by the Issuer or any Subsidiary of the Issuer of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary or an Affiliate, if the Issuer or the Guarantor applies the Net Proceeds of that sale or other disposition in accordance with the provisions of Section 4.10 hereof; or (2) in connection with any sale of all of the Capital Stock of a Guarantor by the Issuer or any Subsidiary of the Issuer to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary or an Affiliate, if the Issuer applies the Net Cash Proceeds of that sale in accordance with the provisions of Section 4.10 hereof. Upon delivery to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Issuer in accordance with the provisions of this Supplemental Indenture, including without limitation Section 4.10 hereof, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.
          Any Guarantor not released from its obligations under this Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Supplemental Indenture as provided in this Article X.
          SECTION 10.7 Release of a Guarantor. (a) Any Guarantor that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary in accordance with the terms of this Supplemental Indenture shall, at such time, be deemed automatically and unconditionally released and discharged of its obligations under its Note Guarantee without any further action on the part of the Trustee or any Holder.
     (b) Upon the release or discharge of the Guarantee or security that enabled the creation of the Note Guarantee and all other Guarantees of Debt of the Company by such Guarantor, such Guarantor shall, at such time, be deemed automatically and unconditionally released and discharged of its obligations under its Note Guarantee without any further action on the part of the Trustee or any Holder; provided that no Default or Event of Default has occurred and is continuing or would result therefrom.
     (c) The Trustee shall deliver an appropriate instrument evidencing such release upon receipt of the Company’s request for such release accompanied by an Officer’s Certificate certifying as to the compliance with this Section 10.7. Any Guarantor not so released shall remain liable for the full amount of principal of and interest on the Notes as provided in its Note Guarantee.
          SECTION 10.8 Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Supplemental Indenture and that its guarantee and waivers pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

ARTICLE XI
SATISFACTION AND DISCHARGE
          SECTION 11.1 Satisfaction and Discharge. This Supplemental Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:
     (a) either: (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year (a “Discharge”) under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date of redemption;
     (b) the Issuer has paid or caused to be paid all other sums then due and payable under this Supplemental Indenture by the Issuer;
     (c) the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;
     (d) the Issuer has delivered irrevocable instructions to the Trustee under this Supplemental Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and
     (e) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel reasonably acceptable to the Trustee, each stating that all conditions precedent under this Supplemental Indenture relating to the Discharge have been complied with.
ARTICLE XII
MISCELLANEOUS
          SECTION 12.1 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.
          SECTION 12.2 Notices. Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others address:

          If to the Issuer or any Guarantor:
PolyOne Corporation
33587 Walker Road
Avon Lake, Ohio 44012
Fax: 440.930.1000
Attention: General Counsel
          With a copy to:
Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Fax: 216.579.0212
Attention: Michael J. Solecki
          If to the Trustee:
Wells Fargo Bank, N.A.
230 W. Monroe Street, Suite 2900
Chicago, Illinois 60606
Telephone: (312) 845-4385
Attention: Corporate Trust Services
          The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.
          Any notice or communication to a Holder shall be mailed by first-class mail to his or her address shown on the register kept by the Registrar. Any notice or communication shall also be sent to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder of any Series or any defect in it shall not affect its sufficiency with respect to other Holders of the Notes.
          If a notice or communication is mailed or published in the manner provided above, within the time prescribed, it is duly given, whether or not the Holder receives it.
          If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.
          SECTION 12.3 Communication by Holders of Notes with Other Holders of Notes. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Supplemental Indenture or the Notes. The Issuer, the Guarantor, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).
          SECTION 12.4 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take any action under this Supplemental

Indenture (other than the initial issuance of the Notes), the Issuer shall furnish to the Trustee upon request:
     (a) an Officer’s Certificate (which shall include the statements set forth in Section 11.5 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Supplemental Indenture relating to the proposed action have been satisfied; and
     (b) an Opinion of Counsel (which shall include the statements set forth in Section 11.5 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.
          SECTION 12.5 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Supplemental Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:
     (a) a statement that the Person making such certificate or opinion has read such covenant or condition;
     (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
     (d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.
          SECTION 12.6 Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
          SECTION 12.7 Legal Holidays. Unless otherwise provided by Board Resolution or Officer’s Certificate, a “Legal Holiday” is any day that is not a Business Day. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.
          SECTION 12.8 No Personal Liability of Directors, Officers, Employees, Shareholders and the Trustee. No director, officer, employee, shareholder, Affiliate, general or limited partner or incorporator, past, present or future, of the Company or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Issuer under the Notes, any Note Guarantee or this Supplemental Indenture by reason of his, her or its status as such director, officer, employee, shareholder, Affiliate, general or limited partner or incorporator. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuances of the Notes.
          No recourse may, to the full extent permitted by applicable law, be taken, directly or indirectly, with respect to the obligations of the Company or the Guarantors on the Notes or under this Supplemental Indenture or any related documents, any certificate or other writing delivered in connection therewith, against (i) the Trustee in its individual capacity, or (ii) any partner, owner, beneficiary, agent, officer, director, employee, agent, successor or assign of the Trustee, each in its individual capacity, or (iii) any holder of equity in the Trustee.
          Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.
          SECTION 12.9 Governing Law. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE NOTE GUARANTEES, IF ANY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          SECTION 12.10 No Adverse Interpretation of Other Agreements. This Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary of the Company. Any such indenture, loan or debt agreement may not be used to interpret this Supplemental Indenture.
          SECTION 12.11 Successors. All agreements of the Company in this Supplemental Indenture and the Notes shall bind its successor. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.
          SECTION 12.12 Severability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          SECTION 12.13 Counterpart Originals. This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
          SECTION 12.14 Table of Contents, Headings, Etc. The Table of Contents, Cross Reference Table, and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
[Signatures on following page]

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

POLYONE CORPORATION
By:
	Name:	Arif Ahmed
	Title:	Vice President and Treasurer

[Issuer’s Signature Page to First Supplemental Indenture]

WELLS FARGO BANK, N.A., as Trustee
By:
Name:
Title:

[Signature Page to First Supplemental Indenture]

EXHIBIT A
FORM OF 7.375% SENIOR NOTE
(Face of Note)
7.375% Senior Notes due 2020
[Global Notes Legend]
[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Supplemental Indenture]

POLYONE CORPORATION
7.375% SENIOR NOTES DUE 2020

No. ____	CUSIP: 73179P AH9

ISIN: US73179PAH91
          PolyOne Corporation promises to pay to Cede & Co., or registered assigns, the principal sum of ______________ Dollars ($__________) on September 15, 2020.
          Interest Payment Dates: March 15 and September 15, beginning March 15, 2011
          Record Dates: March 1 and September 1
          Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.
          Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Supplemental Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

          In WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.
Dated: September 24, 2010

POLYONE CORPORATION
By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Notes referred to in the within-mentioned Indenture:
Dated: September 24, 2010

WELLS FARGO BANK, N.A., as Trustee
By:
Authorized Signatory

(Reverse of Note)
7.375% Senior Notes due 2020
POLYONE CORPORATION
          Capitalized terms used herein shall have the meanings assigned to them in the Supplemental Indenture referred to below unless otherwise indicated.
          (1) Interest. (a) PolyOne Corporation, an Ohio corporation or its successor (together, “PolyOne”), promises to pay interest on the principal amount of this Note (the “Notes”) at 7.375% per annum. PolyOne will pay interest in United States dollars (except as otherwise provided herein) semiannually in arrears on March 15 and September 15 of each year, commencing on March 15, 2011 or, if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including September 24, 2010; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date (but after March 15, 2011), interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of the Notes, in which case interest shall accrue from the date of authentication. PolyOne shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.
          (2) Method of Payment. PolyOne will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of the Notes at the close of business on the March 1 and September 1 preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Supplemental Indenture with respect to defaulted interest.
          The Notes shall be payable as to principal, premium and interest at the office or agency of PolyOne maintained for such purpose within or without the City and State of New York, or, at the option of PolyOne, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other Notes the Holders of which shall have provided written wire transfer instructions to PolyOne and the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
          Any payments of principal of and interest on this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.
          (3) Paying Agent and Registrar. Initially, Wells Fargo Bank, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. PolyOne may change any Paying Agent or Registrar without notice to any Holder. PolyOne or any of its Subsidiaries may act in any such capacity.
          (4) Indenture. PolyOne issued the Notes under an indenture dated September 24, 2010 (the “Base Indenture”), between PolyOne and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by a supplemental indenture dated as of September 24, 2010 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between PolyOne and the Trustee. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). To the extent the provisions of this Note are inconsistent with the provisions of the Supplemental Indenture, the Supplemental Indenture shall govern. The Notes are subject to all such terms, and Holders are referred to the Supplemental Indenture and such Act for a statement of such terms. The Notes issued on the Issue Date are senior unsecured Obligations of PolyOne. The Supplemental Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.
          (5) Optional Redemption. (a) The Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time on or after September 15, 2015 upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on September 15 of the years indicated below:

Year	Redemption Price
2015	103.688%
2016	102.458%
2017	101.229%
2018 and thereafter	100.000%
          (b) Prior to September 15, 2013, the Issuer may, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount of the outstanding Notes (including Additional Notes) at a Redemption Price equal to 107.375% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 65% of the principal amount of Notes then outstanding (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Company or its Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.
          (c) At any time prior to September 15, 2015, the Issuer may redeem all or part of the Notes at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption (subject to the rights of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date).
          (6) Mandatory Redemption. PolyOne shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.
          (7) Repurchase at Option of Holder. (a) Upon the occurrence of a Change of Control, PolyOne will make an Offer to Purchase for all of the outstanding Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to but not including the date of purchase. Within 60 days following any Change of Control, PolyOne will mail or deliver a notice to each Holder describing the transaction or transactions that constitute the Change of Control setting forth the procedures governing the Change of Control Offer required by the Supplemental Indenture.
          (b) Upon the occurrence of certain Asset Sales, PolyOne may be required to offer to purchase the Notes.
          (c) Holders of the Notes that are the subject of an Offer to Purchase will receive notice of an Offer to Purchase pursuant to an Asset Sale or a Change of Control from PolyOne prior to any related Purchase Date and may elect to have such Notes purchased by completing the form titled “Option of Holder to Elect Purchase” appearing below.
          (8) Notice of Redemption. Notice of redemption shall be delivered at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof), unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, interest ceases to accrue on the Notes or portions hereof called for redemption, unless PolyOne defaults in the payment of the Redemption Price.
          (9) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in initial denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Supplemental Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and PolyOne may require a Holder to pay any taxes and fees required by law or permitted by the Supplemental Indenture. PolyOne need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.
          (10) Persons Deemed Owners. The registered holder of a Note may be treated as its owner for all purposes.
          (11) Amendment, Supplement and Waiver. Subject to the following paragraphs, the Supplemental Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for Notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes, including consents obtained in connection with a tender offer or exchange offer for the Notes.
          (a) Without the consent of any Holders, PolyOne, any Guarantors (except that any existing Guarantors need not execute a supplemental indenture entered into pursuant to clause (vii) below) and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Supplemental Indenture and any Note Guarantees, if any, for any of the following purposes:
     (i) to evidence the succession of another Person to PolyOne and the assumption by any such successor of the covenants of PolyOne in the Supplemental Indenture, the any Note Guarantees and the Notes;
     (ii) to add to the covenants of PolyOne for the benefit of the Holders, or to surrender any right or power herein conferred upon PolyOne;
     (iii) to add additional Events of Default;
     (iv) to provide for uncertificated Notes in addition to or in place of the certificated Notes;
     (v) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;
     (vi) to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Supplemental Indenture;
     (vii) to add a Guarantor or to release a Guarantor in accordance with the Supplemental Indenture, or to modify the Supplemental Indenture in connection with the addition of any Guarantor and Note Guarantee;
     (viii) to cure any ambiguity, defect, omission, mistake or inconsistency;
     (ix) to make any other provisions with respect to matters or questions arising under the Supplemental Indenture, provided that such actions pursuant to this clause (ix)

shall not adversely affect the legal interests of the Holders in any material respect, as determined in good faith by the Board of Directors of PolyOne;
     (x) to conform the text of the Supplemental Indenture or the Notes to any provision of the “Description of Notes” in the Prospectus Supplement to the extent that the Trustee has received an Officer’s Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in the “Description of Notes”; or
     (xi) to effect or maintain the qualification of the Supplemental Indenture under the TIA.
          (b) With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, PolyOne, any Guarantors and the Trustee may enter into an indenture or indentures supplemental to the Supplemental Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Supplemental Indenture or the Notes or of modifying in any manner the rights of the Holders under the Supplemental Indenture, including the definitions therein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby:
     (i) change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor,
     (ii) reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Supplemental Indenture or certain defaults thereunder and their consequences) provided for in the Supplemental Indenture,
     (iii) modify the obligations of PolyOne to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales after the occurrence of such Change of Control or such Asset Sale,
     (iv) modify or change any provision of the Supplemental Indenture affecting the ranking of the Notes or any Note Guarantee in a manner adverse to the Holders of the Notes,
     (v) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Supplemental Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or
     (vi) release any Note Guarantees required to be maintained under the Supplemental Indenture (other than in accordance with the terms of the Supplemental Indenture).
          (c) The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past Default under the Supplemental Indenture and its consequences, except a Default:
     (i) in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Issuer), or
     (ii) in respect of a covenant or provision hereof which under the Supplemental Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.
          (12) Defaults and Remedies. Events of Default include:
     (a) default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);
     (b) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;
     (c) failure to perform or comply with the Supplemental Indenture provisions described under Section 4.3 thereof and continuance of such failure to perform or comply for a period of 120 days after written notice thereof has been given to PolyOne by the Trustee or to PolyOne and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;
     (d) except as permitted by the Supplemental Indenture, any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), shall for any reason cease to be, or it shall be asserted by any Guarantor or PolyOne not to be, in full force and effect and enforceable in accordance with its terms;
     (e) default in the performance, or breach, of any covenant or agreement of PolyOne or any Guarantor in the Supplemental Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clause (a), (b), (c) or (d) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to PolyOne by the Trustee or to PolyOne and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

     (f) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by PolyOne or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $40.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $40.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;
     (g) the entry against PolyOne or any Restricted Subsidiary that is a Significant Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $40.0 million (net of any amounts covered by insurance where coverage has not been disclaimed or denied, by a court or courts of competent jurisdiction, which judgment or judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days; or
     (h) (i) PolyOne, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:
          (A) commences a voluntary case,
          (B) consents to the entry of an order for relief against it in an involuntary case,
          (C) consents to the appointment of a custodian of it or for all or substantially all of its property,
          (D) makes a general assignment for the benefit of its creditors, or
          (E) generally is not paying its debts as they become due; or
          (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
          (A) is for relief against PolyOne or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;
          (B) appoints a custodian of PolyOne or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of PolyOne or any of its Restricted Subsidiaries; or
          (C) orders the liquidation of PolyOne or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree in this clause (ii) remains unstayed and in effect for 60 consecutive days.
          If an Event of Default (other than an Event of Default specified in clause (h) above with respect to PolyOne) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to PolyOne (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Supplemental Indenture.
          In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (f) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (f) shall be remedied or cured by PolyOne or a Restricted Subsidiary of PolyOne or waived by the holders of the relevant Debt within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.
          If an Event of Default specified in clause (h) above occurs with respect to PolyOne, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For further information as to waiver of defaults, see Article IX of the Supplemental Indenture. The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interests of the Holders to do so.
          (13) Trustee Dealings with PolyOne. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for PolyOne, the Guarantors or their respective Affiliates, and may otherwise deal with PolyOne, the Guarantors or their respective Affiliates, as if it were not the Trustee.
          (14) No Recourse Against Others. No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of PolyOne, the Guarantors or any of their respective Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Issuer under the Notes, any Guarantee or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator. Each Holder of the Notes by accepting the Note waives and releases all such liability. The waiver and release are part of the consideration for the issuances of the Notes.
          No recourse may, to the full extent permitted by applicable law, be taken, directly or indirectly, with respect to the obligations of PolyOne or the Guarantors on the Notes or under the Indenture or any related documents, any certificate or other writing delivered in connection therewith, against (i) the Trustee in its individual capacity, or (ii) any partner, owner, beneficiary, agent, officer, director, employee, agent, successor or assign of the Trustee, each in its individual capacity, or (iii) any holder of equity in the Trustee.
          Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.
          (15) Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
          (16) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
          (17) CUSIP, ISIN or Common Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP, ISIN, Common Code or other similar numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
          (18) THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE NOTES AND ANY NOTE GUARANTEES, IF ANY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES, ANY NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          PolyOne shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
PolyOne Corporation
33587 Walker Road
Avon Lake, Ohio 44012
Fax: 440.930.1002
Attention: General Counsel

ASSIGNMENT FORM
          To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint ___________________________ to transfer this Note on the books of PolyOne. The agent may substitute another to act for him.
Date: ________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE
          If you want to elect to have this Note purchased by PolyOne Corporation pursuant to Section 4.10 (Asset Sale) or 4.14 (Change of Control) of the Supplemental Indenture, check the box below:
☐ Section 4.10      ☐ Section 4.14
          If you want to elect to have only part of the Note purchased by PolyOne Corporation pursuant to Section 4.10 or 4.14 of the Supplemental Indenture, state the amount you elect to have purchased:
$ _____________________
Date: _______________

Your Signature:
(Sign exactly as your name appears on the Note)
Tax Identification Number: _________________

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

SCHEDULE A
SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE
          The following exchanges of a part of this Global Note for other 7.375% Senior Notes have been made:

Principal
	Amount of	Amount of	Amount of this	Signature of
	Decrease in	Increase in	Global Note	Authorized
	Principal	Principal	Following Such	Officer of
Date of	Amount of this	Amount of this	Decrease (or	Trustee or Note
Exchange	Global Note	Global Note	Increase)	Custodian

EXHIBIT B
FORM OF NOTATIONAL GUARANTEE
          Each Guarantor listed below (hereinafter referred to as the “Guarantor,” which term includes any successors or assigns under that certain Indenture, dated as of September 24, 2010, by and between PolyOne Corporation (“PolyOne”) and Wells Fargo Bank N.A. as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 24, 2010, between PolyOne and the Trustee (the “Supplemental Indenture”) has guaranteed the 7.375% Senior Notes due 2020 (the “Notes”) and the obligations of PolyOne under the Supplemental Indenture, which include (i) the due and punctual payment of the principal of, premium, if any, and interest on the Notes of PolyOne, whether at stated maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Notes, and the due and punctual performance of all other obligations of PolyOne to the Holders or the Trustee all in accordance with the terms set forth in Article X of the Supplemental Indenture, (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise, and (iii) the payment of any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Note Guarantee or the Supplemental Indenture.
          The obligations of each Guarantor to the Holders and to the Trustee pursuant to this Note Guarantee and the Supplemental Indenture are expressly set forth in Article X of the Supplemental Indenture and reference is hereby made to such Supplemental Indenture for the precise terms of this Note Guarantee.
          No stockholder, employee, officer, director or incorporator, as such, past, present or future of each Guarantor shall have any liability under this Note Guarantee by reason of his or its status as such stockholder, employee, officer, director or incorporator.
          This is a continuing Note Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of PolyOne’s obligations under the Notes and Supplemental Indenture or until released in accordance with the Supplemental Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Note Guarantee of payment and not of collection.
          This Note Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Note Guarantee is noted shall have been executed by the Trustee under the Supplemental Indenture by the manual signature of one of its authorized officers. The Obligations of each Guarantor under its Note Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance or fraudulent transfer under applicable law.

B-1

          THE TERMS OF ARTICLE X OF THE SUPPLEMENTAL INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.
          Capitalized terms used herein have the same meanings given in the Supplemental Indenture unless otherwise indicated.
Dated as of ___________________

[NAME OF GUARANTOR]
By:
Name:
Title:

B-2